 Exhibit (a)(1)(A)
CONFIDENTIAL
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Resonant Inc.
at
$4.50 Net Per Share
by
PJ Cosmos Acquisition Company, Inc.
a wholly owned subsidiary of
Murata Electronics North America, Inc.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON MARCH 25, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED.
PJ Cosmos Acquisition Company, Inc. (“Purchaser”), a Delaware corporation, is a wholly owned subsidiary of Murata Electronics North America, Inc. (“Parent”), a Texas corporation and an indirect subsidiary of Murata Manufacturing Co., Ltd. (“Murata”), a Japanese company. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Resonant Inc. (“RESN”), a Delaware corporation, for $4.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2022, by and among Purchaser, Parent and RESN (the “Merger Agreement”), which provides, among other things, that as soon as practicable following the consummation of the Offer, and without a vote of the stockholders of RESN in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Purchaser will merge with and into RESN (the “Merger”), with RESN continuing as the surviving corporation and a wholly owned subsidiary of Parent. For the avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.
The board of directors of RESN has unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, RESN and the RESN stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved that the Merger shall be effected as soon as practicable following the Offer Acceptance Time (as defined below) without a vote of the stockholders of RESN pursuant to Section 251(h) of the DGCL; and (iv) subject to the terms of the Merger Agreement, resolved and agreed to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
There is no financing condition to the Offer. However, the Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.
February 28, 2022

IMPORTANT
If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:
•
If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•
If you are a record holder (i.e., you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by RESN’s transfer agent (such Shares, “DRS Shares”), in each case in your name), you must complete and sign the enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares), and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase for further details.

If you wish to tender your Shares in the Offer, but: (i) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer; (ii) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer; or (iii) your other required documents cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. Please call or email D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at (800) 676-7437 (toll free) or RESN@dfking.com for assistance.
* * *
Questions and requests for assistance may be directed to the Information Agent at its telephone number and e-mail address set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

i

SUMMARY TERM SHEET
PJ Cosmos Acquisition Company, Inc. (“Purchaser”), a Delaware corporation, is a wholly owned subsidiary of Murata Electronics North America, Inc. (“Parent”), a Texas corporation and an indirect subsidiary of Murata Manufacturing Co., Ltd. (“Murata”), a Japanese company. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Resonant Inc. (“RESN”), a Delaware corporation, for $4.50 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2022, by and among Parent, Purchaser and RESN (the “Merger Agreement”), which provides, among other things, that as soon as practicable following the consummation of the Offer, and without a vote of the stockholders of RESN in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Purchaser will merge with and into RESN (the “Merger”), with RESN continuing as the surviving corporation and a wholly owned subsidiary of Parent. The following are answers to some questions that you, as a stockholder of RESN, may have about the Offer. We urge you to carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser. For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.
Securities Sought
All issued and outstanding shares of common stock, par value $0.001 per share, of Resonant Inc.
Price Offered Per Share
$4.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes
Scheduled Expiration of the Offer
The time that is one minute following 11:59 p.m., Eastern Time, on March 25, 2022, unless the Offer is extended by Purchaser in accordance with the terms of the Merger Agreement
Purchaser
PJ Cosmos Acquisition Company, Inc., a wholly owned subsidiary of Murata Electronics North America, Inc.
Who is offering to purchase my Shares?
The Offer is being made by Purchaser, a Delaware corporation recently formed for the purpose of making this Offer. We are a wholly owned subsidiary of Parent, which in turn is a wholly owned subsidiary of Murata. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and Parent.”
What are you offering to purchase in the Offer?
We are offering to purchase all of the outstanding Shares of RESN not already owned by Purchaser or Parent. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
How much are you offering to pay for my Shares and what is the form of payment?
We are offering to pay you $4.50 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the record holder of your Shares (i.e., you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by RESN’s transfer agent (such Shares, “DRS Shares”), in each case in your name) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own Shares through a broker, dealer, bank, trust company or other nominee, and such person tenders Shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.
How will you pay for Shares accepted in the Offer?
Parent will provide us with sufficient funds to pay for all Shares accepted for payment in the Offer. We will need approximately $289,740,519 to purchase all Shares validly tendered and not withdrawn in the Offer and to pay the consideration for the Shares in connection with the Merger, which is expected to follow the successful completion of the Offer. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s available cash and cash equivalents on hand. Consummation of the Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash, and the Offer is not subject to any financing condition. We have sufficient funds, including by receipt of funds from Parent, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the Offer. See Section 10 — “Source and Amount of Funds.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you tender your Shares pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee for tendering Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.
What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things:
•
there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, when added to the Shares then-owned by Parent or any of its controlled subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6)f of the DGCL), would represent a majority of the total number of Shares outstanding as of immediately prior to the Offer Acceptance Time (the “Minimum Condition”); and

•
any consent, approval or clearance with respect to, or terminations or expiration of any applicable waiting period with respect to the purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated (the “HSR Condition”).

Other conditions of the Offer are described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of RESN. We cannot, however, amend or waive the Minimum Condition. See also Section 16 — “Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not subject to any financing condition.
Is there an agreement governing the Offer?
Yes. RESN, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See the “Introduction” to this Offer to Purchase and Section 13 — “The Transaction Documents — The Merger Agreement.”

What does the board of directors of RESN (the “RESN Board”) recommend regarding the Offer?
The RESN Board unanimously:
•
determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, RESN and the RESN stockholders;

•
approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

•
resolved that the Merger shall be effected as soon as practicable following the Offer Acceptance Time without a vote of the RESN stockholders pursuant to Section 251(h) of the DGCL; and

•
subject to the terms of the Merger Agreement, resolved and agreed to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

The factors considered by the RESN Board in making the determinations and recommendations described above and other matters relied upon by the RESN Board are described in RESN’s Solicitation/Recommendation Statement on Schedule 14D-9 (as defined below), which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to RESN stockholders, together with this Offer to Purchase. RESN stockholders are urged to carefully read RESN’s Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety.
See Section 11 — “Contacts and Transactions with RESN; Background of the Offer — Acquisition Discussions.”
Have any RESN stockholders entered into agreements with you or your affiliates requiring them to tender their Shares in the Offer?
No.
How long do I have to tender my Shares in the Offer?
You may tender your Shares in the Offer until the Offer expires. The Offer is scheduled to expire one minute following 11:59 PM, Eastern Time, on March 25, 2022, unless the offer is extended by Purchaser in accordance with the terms of the Merger Agreement. See Section 1 — “Terms of the Offer.” If you cannot deliver everything required to make a valid tender of your Shares to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary & Paying Agent”), or comply with the procedures for book-entry transfer, prior to such time, you may be able to use the guaranteed delivery procedures, which are described in Section 3 — “Procedure for Tendering Shares.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, bank, trust company or other nominee, they may require advance notification before the expiration of the Offer.
When and how will I be paid for my tendered Shares?
Subject to the terms and conditions of the Offer, we will accept for payment and pay for all validly tendered and not properly withdrawn Shares promptly after the later of the expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of RESN. We cannot, however, amend or waive the Minimum Condition.
We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary & Paying Agent of certificates representing such Shares (except in the case of tendered DRS Shares) or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedure for Tendering Shares,” a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares to be validly tendered.

Can the Offer be extended and, if so, under what circumstances?
Yes. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If, at the scheduled expiration of the Offer or the expiration of any extension of the Offer as described below, any condition to the Offer has not been satisfied or waived by Parent or us, and if the Merger Agreement has not been terminated pursuant to its terms, we will, if requested by RESN, extend the Offer for successive periods of up to 10 business days per extension; provided that (i) if any governmental authority in any jurisdiction in which Parent, Purchaser, RESN or their respective subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable law or order which is then in effect and makes illegal, restrains or prohibits the consummation of the Offer or the Merger and such event has not been waived or cured before the scheduled expiration of the Offer or any extension thereof, Purchaser will not be required to extend the Offer, and (ii) if, on the scheduled expiration of the Offer or any extension thereof, all conditions to the Offer other than the Minimum Condition have been satisfied or waived, Purchaser will only be required to extend the Offer beyond such date for one or more additional periods not to exceed an aggregate of 30 business days to permit the Minimum Condition to be satisfied. We will not be obligated to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (1) the valid termination of the Merger Agreement pursuant to its terms or (2) June 14, 2022 (as it may be extended until August 14, 2022 under certain circumstances, in accordance with the terms of the Merger Agreement). In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC, its staff, or Nasdaq (as defined below). See Section 1 — “Terms of the Offer,” Section 13 — “The Transaction Documents — The Merger Agreement — Extension of the Offer,” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of the extension, no later than the earlier of (i) 9:00 a.m., Eastern time, or (ii) the first opening of the Nasdaq Stock Market (“Nasdaq”), on the next business day after the day on which the Offer or any extension thereof was scheduled to expire.
Will you provide a subsequent offering period?
No. We do not anticipate a subsequent offering period following expiration of the Offer as we anticipate the Merger will be completed immediately following the acceptance of Shares for purchase in the Offer.
How do I tender my Shares?
If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:
•
If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•
If you are a record holder (i.e., you hold certificates representing your Shares or DRS Shares, in each case in your name), you must complete and sign the enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares) and any other documents required by the Letter of Transmittal, to the Depositary & Paying Agent or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” for further details.

If you wish to tender your Shares in the Offer, but (i) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, (ii) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer or (iii) your other required documents cannot be delivered to the Depositary & Paying Agent prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares.”

Until what time can I withdraw tendered Shares?
You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration of the Offer. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See Section 4 — “Withdrawal Rights.”
How do I withdraw tendered Shares?
To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal containing the required information to the Depositary & Paying Agent while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares. See Section 4 — “Withdrawal Rights.”
Will the Merger follow the Offer if all Shares are not tendered in the Offer?
Yes. If we consummate the Offer, and accordingly acquire that number of Shares that, when added to the Shares then-owned by Parent or any of its controlled subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding as of immediately prior to the Offer Acceptance Time, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of RESN pursuant to Section 251(h) of the DGCL. Following consummation of the Merger, RESN will become a wholly owned subsidiary of Parent, and each remaining Share (other than any Shares held by Parent, Purchaser, any other subsidiary of Parent or RESN and any Shares held by any RESN stockholders who properly and validly perfect their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for RESN; Appraisal Rights”) will be automatically converted into the right to receive the Offer Price, payable net to the holder in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). See the “Introduction” to this Offer to Purchase, Section 12 — “Purpose of the Offer; Plans for RESN; Appraisal Rights” and Section 13 — “The Transaction Documents — The Merger Agreement — The Merger.”
If I do not tender my Shares, how will they be affected by the Offer?
If the Merger is consummated, RESN stockholders who do not tender their Shares in the Offer (other than those who properly and validly perfect their appraisal rights in connection with the Merger) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering your Shares is that tendering RESN stockholders will be paid earlier. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”
Are appraisal rights available in either the Offer or the Merger?
Appraisal rights will not be available to you in connection with the Offer. However, you will be entitled to appraisal rights in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 12 — “Purpose of the Offer; Plans for RESN; Appraisal Rights — Appraisal Rights.”
What will happen to my RESN stock options in the Offer?
The Offer is being made for Shares only and is not being made for any stock options to purchase Shares that were granted under any RESN equity incentive plans or otherwise (each such stock option, a “RESN Option”), whether vested or unvested. Each RESN Option that is outstanding immediately prior to the effective time of the Merger (the “Merger Effective Time”) will be automatically assumed and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such RESN Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such RESN Option, without interest and less any applicable withholding taxes (the “Option Consideration”). The Option Consideration with respect to any RESN Option that is vested as of the Merger Effective Time (including any RESN Option that becomes vested by virtue of the Offer and Merger) will be paid by no later than the first payroll date that occurs at least five business days after the Merger is completed. The right to receive the Option Consideration with respect to any RESN Option that is unvested as of the Merger Effective Time, or any portion thereof, will vest and become payable in accordance with the original vesting schedule of the corresponding RESN Option to which the right relates in accordance with the original terms (including any forfeiture terms) applicable to each such RESN Option under the applicable equity plan award agreement and any other applicable contract that was in effect as of the date of the Merger Agreement. If the exercise price per Share under any RESN Option is equal to or greater than the Merger Consideration, then such RESN Option will be cancelled at the Merger Effective Time without any payment being made in respect of such RESN Option. See Section 13 — “The Transaction Documents — The Merger Agreement — Treatment of RESN Stock Options; Stock Plans.”
What will happen to my RESN restricted stock units in the Offer?
The Offer is being made for Shares only and is not being made for any restricted stock units granted under any RESN equity incentive plans or otherwise (each such award, a “RESN RSU”). Each RESN RSU that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, shall be assumed and converted into a right of the holder of such RESN RSU to receive, without interest, in full satisfaction of the rights of such holder with respect to such RESN RSU, an amount in cash equal to the Merger Consideration multiplied by, (i) if the RESN RSU would otherwise vest or settle solely upon the continued employment or other service of the holder, the number of Shares subject to such RESN RSU immediately prior to the Merger Effective Time, or (ii) if the RESN RSU is a performance-based restricted stock unit that is earned, in whole or in part, upon the occurrence of a change in control of RESN, the total number of Shares subject to such RESN RSU that is earned at the Merger Effective Time in accordance with the terms of such RESN RSU, in each case subject to any required withholding of taxes (the “RSU Consideration”) The RSU Consideration with respect to any RESN RSU that is assumed as of the Merger Effective Time will be paid in accordance with the original terms of the corresponding RESN RSU to which the right relates (including forfeiture and settlement terms) applicable to each such RESN RSU under the applicable equity plan award agreement and any other applicable contract that was in effect as of the date of the Merger Agreement.
If the Offer is completed, will RESN continue as a public company?
If the Offer is completed, we will complete the Merger pursuant to Section 251(h) of the DGCL as soon as practicable, and no later than one business day, following our acceptance for payment of Shares in the Offer. After completion of the Merger, Parent will own all of the outstanding capital stock of RESN, RESN will be delisted from Nasdaq and deregistered from the Exchange Act, and RESN will no longer be a public company. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”
What is the market value of my Shares as of a recent date?
On February 14, 2022, the last full trading day before we announced the Offer and the possible subsequent Merger, the closing price of the Shares reported on Nasdaq was $1.23 per Share. On February 25, 2022, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on Nasdaq was $4.38. You should obtain current market quotations for Shares before deciding whether to tender your Shares in the Offer.
What are the federal income tax consequences of tendering my Shares pursuant to the Offer, or receiving payment for my Shares pursuant to the Merger?
In general, the tender of Shares in exchange for cash pursuant to the Offer, or the exchange of Shares for cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor about the tax consequences to you of tendering your Shares in exchange for cash pursuant to the Offer, or exchanging your Shares for cash pursuant to the Merger, in light of your particular circumstances. See Section 5 — “Material U.S. Federal Income Tax Considerations.”
Whom can I talk to if I have questions about the Offer?
You can call the Information Agent at (800) 676-7437 (toll free) or email RESN@dfking.com.

To the Stockholders of Resonant Inc.:
INTRODUCTION
PJ Cosmos Acquisition Company, Inc. (“Purchaser” “we,” “our” or “us”), a Delaware corporation, is a wholly owned subsidiary of Murata Electronics North America, Inc. (“Parent”), a Texas corporation and an indirect subsidiary of Murata Manufacturing Co., Ltd. (“Murata”), a Japanese company. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of Resonant Inc. (“RESN”), a Delaware corporation, for $4.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). For the avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.
If you are the record holder of your Shares, you will not be required to pay certain brokerage fees and commissions on the sale of Shares pursuant to the Offer. However, you will be required to pay any taxes incurred in connection with the tender of Shares in exchange for cash pursuant to the Offer or the exchange of Shares for cash pursuant to the Merger (including, without limitation, any stock transfer taxes and those taxes described in Section 5 — “Material U.S. Federal Income Tax Considerations”) and you may be subject to U.S. federal backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedure for Tendering Shares — U.S. Federal Income Tax — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”
We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of February 14, 2022, by and among Parent, Purchaser and RESN (the “Merger Agreement”). The Merger Agreement provides, among other things, that as soon as practicable, and no later than one business day, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will be merged with and into RESN (the “Merger”) without a vote of the stockholders of RESN in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with RESN continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares held by Parent, Purchaser, any other subsidiary of Parent and any Shares held by any RESN stockholders who properly and validly perfect their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for RESN; Appraisal Rights”) will be automatically converted into the right to receive the Offer Price, net to the holder in cash, without interest and less any applicable withholding taxes. The Offer is subject to the satisfaction or waiver of certain conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer. We cannot, however, amend or waive the Minimum Condition (as defined below) without the consent of RESN. Section 13 — “The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Considerations” describes certain material U.S. federal income tax consequences related to the Offer and the Merger.
The board of directors of RESN (the “RESN Board”) has unanimously: (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of RESN and the RESN stockholders; (ii) approved, adopted and declared advisable the execution, delivery and performance by RESN of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved that the Merger shall be effected as soon as practicable following the Offer Acceptance Time without a vote of the stockholders of RESN pursuant to Section 251(h) of the DGCL;

and (iv) subject to the terms of the Merger Agreement, resolved and agreed to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
The factors considered by the RESN Board in making the determinations and recommendations described above and other matters relied upon by the RESN Board are described in RESN’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to RESN stockholders, together with this Offer to Purchase. RESN stockholders are urged to carefully read RESN’s Solicitation/Recommendation Statement on Schedule 14D-9.
The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares that, when added to the Shares then-owned by Parent or any of its controlled subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6)f of the DGCL) would represent a majority of the total number of Shares outstanding as of immediately prior to the Offer Acceptance Time (the “Minimum Condition”); and (ii) the expiration or termination, at or prior to the expiration of the Offer, of any applicable waiting period with respect to the purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (collectively, the “HSR Act”) (the “HSR Condition”). See Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals — Antitrust Compliance.”
According to RESN, as of February 25, 2022, there were an aggregate of 67,153,580 Shares issued and outstanding, 2,766,798 of which were owned by Parent. Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 30,809,993 Shares (excluding Shares owned by Parent) are validly tendered pursuant to the Offer and not withdrawn.
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the approval of the stockholders of RESN. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.” The Offer is conditioned upon the fulfillment of the conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of RESN. We cannot, however, amend or waive the Minimum Condition. The Offer will expire at one minute following 11:59 PM, Eastern time, on March 25, 2022, unless we extend the Offer.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.
THE OFFER
1.   Terms of the Offer.   Upon the terms and subject to the conditions set forth in the Offer and the Merger Agreement, we will accept for payment (the time of such acceptance is referred to herein as the “Offer Acceptance Time”) and thereafter pay the Offer Price for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedure for Tendering Shares” prior to the Expiration Date. “Expiration Date” means one minute following 11:59 PM, Eastern Time, on March 25, 2022, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.
The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition and the HSR Condition. We can waive certain conditions of the Offer without the consent of RESN. We cannot, however, amend or waive the Minimum Condition. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable, and no later than one business day, after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Parent or us, and if the Merger Agreement has not been terminated pursuant to its terms, we will, if requested by RESN, extend the Offer for successive periods of up to 10 business days per extension; provided that (i) if any governmental authority in any jurisdiction in which Parent, Purchaser, RESN or their respective subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable law or order which is then in effect and makes illegal, restrains or prohibits the consummation of the Offer or the Merger and such event has not been waived or cured before any scheduled Expiration Date, Purchaser will not be required to extend the Offer, and (ii) if, on any scheduled Expiration Date, all conditions to the Offer other than the Minimum Condition have been satisfied or waived, Purchaser will only be required to extend the Offer beyond such date for one or more additional periods not to exceed an aggregate of 30 business days to permit the Minimum Condition to be satisfied. We will not be obligated to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (1) the valid termination of the Merger Agreement pursuant to its terms or (2) June 14, 2022 (as it may be extended until August 14, 2022 under certain circumstances, in accordance with the terms of the Merger Agreement and as described in Section 13 — “The Transaction Documents — The Merger Agreement — Termination,” the “End Date”). In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC, its staff or Nasdaq. During any extension of the Offer, all Shares previously validly tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights.”
We also reserve the right to waive, in whole or in part, any of the conditions to the Offer (other than the Minimum Condition which may not be amended or waived) and to change the Offer Price; provided, however, that unless otherwise contemplated by the Merger Agreement or unless we receive RESN’s written consent, we cannot (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) add any conditions to the Offer or supplement, modify or amend any of conditions to the Offer set forth in Section 15 — “Conditions of the Offer” in a manner that broadens such conditions or is adverse to the holders of Shares, or (v) extend or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement.
If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price, a change in percentage of securities sought or a change in the dealer’s soliciting fee, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought or a change in the dealer’s soliciting fee, a minimum of 10 business days is generally required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof consistent with the requirements of the SEC. In the case of an extension of the Offer, we will inform the Depositary & Paying Agent of that fact and will make a public announcement of such extension, no later than the earlier of (i) 9:00 a.m., Eastern time, or (ii) the first opening of Nasdaq, on the next business day after the previously scheduled Expiration Date.
RESN has provided us with its stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. In accordance with the Merger Agreement and applicable law, we will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
Neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of any information described herein contained in any Solicitation/Recommendation Statement on Schedule 14D-9 filed by RESN with the SEC, including information concerning RESN, its affiliates, officers or directors or any failure by RESN to disclose events or circumstances that may have occurred and may affect the accuracy or completeness of such information.
2.   Acceptance for Payment and Payment.   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as promptly as practicable as permitted under applicable law after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of RESN. We cannot, however, amend or waive the Minimum Condition. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until all conditions to the Offer have been satisfied or waived. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 16 — “Certain Legal Matters; Regulatory Approvals.”
We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary & Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.
In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary & Paying Agent of: (i) certificates representing such Shares (except in the case of tendered Shares held in a book-entry/direct registration account (a “DRS Account”) maintained by RESN’s transfer agent (such Shares, “DRS Shares”)) or confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”); (ii) a properly completed and duly executed Letter of Transmittal, with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see Section 3 — “Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfer are actually received by the Depositary & Paying Agent.
For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary & Paying Agent.
Under no circumstances will we pay interest on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.
If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates representing more Shares than are tendered: (i) in the case of certificated Shares, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares; (ii) in the case of DRS Shares, the unpurchased Shares will be credited to your DRS Account; or (iii) in the case of Shares delivered by book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the unpurchased Shares will be credited to an account maintained at the Book-Entry Transfer Facility, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.
Parent and Purchaser may assign all or any of their rights under the Merger Agreement to any subsidiary of Parent (provided that no such assignment will relieve Parent or Purchaser of their respective obligations under the Merger Agreement).
3.   Procedure for Tendering Shares.
Valid Tender of Shares.   Except as set forth below, in order for you to validly tender Shares in the Offer, the Depositary & Paying Agent must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, prior to the Expiration Date, the Letter of Transmittal, properly completed according to its instructions and duly executed, together with any required signature guarantees or, in the case of a book-entry delivery of Shares, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and any other documents required by the Letter of Transmittal, and either: (i) you must deliver certificates representing the tendered Shares to the Depositary & Paying Agent (except in the case of DRS Shares), or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary & Paying Agent must receive timely confirmation of the book-entry transfer of such Shares (which confirmation must include an Agent’s Message if you have not delivered a Letter of Transmittal) into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined below), in each case prior to the Expiration Date; or (ii) you must comply with the guaranteed delivery procedures set forth below.
The method of delivery of Shares, including through a DRS Account or the Book-Entry Transfer Facility, the Letter of Transmittal and all other required documents is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary & Paying Agent (including, in the case of a book-entry delivery, by confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility). If certificates representing Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.
If you wish to tender your Shares pursuant to the Offer and you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered prior to the Expiration Date.
Binding Agreement.   The tender of Shares pursuant to any one of the procedures described in this Section 3 — “Procedure for Tendering Shares” will constitute your acceptance of the Offer, as well as your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, to the extent specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.
Book-Entry Delivery.   The Depositary & Paying Agent will establish an account with respect to the Shares for purposes of the Offer at The Depositary Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary & Paying Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either: (i) a confirmation of a book-entry transfer into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility of all Shares tendered by book-entry transfer, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; or (ii) the guaranteed delivery procedures described below must be complied with.

Required documents must be transmitted to and received by the Depositary & Paying Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary & Paying Agent.
“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary & Paying Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.
Signature Guarantees; Stock Powers.   All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares (which, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the holder of the Shares) who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
If the Letter of Transmittal is signed by, payment of the purchase price is to be made to, or Shares not tendered or accepted for payment are to be returned in the name of, a person other than the registered holder of the Shares that were delivered, then any certificates representing such Shares must be properly endorsed for transfer or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on any such certificates representing such Shares, with the signatures on any such certificates or stock powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing the Shares are forwarded separately to the Depositary & Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.
Guaranteed Delivery.   If you wish to tender your Shares pursuant to the Offer but you cannot deliver the certificates representing such Shares and all other required documents to the Depositary & Paying Agent prior to the Expiration Date or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary & Paying Agent (as provided below) prior to the Expiration Date; and

•
the certificates representing all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with, any required signature guarantees (or, in the case of a book-entry delivery of Shares, an Agent’s Message in lieu of the Letter of Transmittal) and any other required documents, are received by the Depositary & Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered or transmitted by email or mail to the Depositary & Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
U.S. Federal Income Tax — Backup Withholding.   Under the U.S. federal income tax laws, the Depositary & Paying Agent generally will be required to backup withhold at the applicable statutory rate, currently 24%, from any payments made pursuant to the Offer unless you provide the Depositary & Paying Agent with your taxpayer identification number and certify that you are a United States person and are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. See Instruction 8 of the Letter of Transmittal and Section 5 — “Material U.S. Federal Income Tax Considerations” of this Offer to Purchase for a more detailed discussion of backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service (the “IRS”).
Appointment of Proxy.   By executing and delivering a Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of RESN stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of RESN stockholders then scheduled or acting by written consent without a meeting).
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of RESN stockholders.
Determination of Validity.   We will resolve, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding, absent a finding to the contrary by a court of competent jurisdiction.
4.   Withdrawal Rights.   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn (i) at any time before the Expiration Date and (ii) if Purchaser has not accepted for payment Shares tendered pursuant to the Offer by April 29, 2022, which is the 60th day after the date of the commencement of the Offer, at any time after such date, in each case by complying with the procedures set forth below.
If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary & Paying Agent may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4.
For your withdrawal to be effective, a written transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary & Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary & Paying Agent, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of DRS Shares or Shares tendered by book-entry transfer, the name and number of the DRS Account or the account maintained at the Book-Entry Transfer Facility, respectively, to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by following the procedures described in Section 3 — “Procedure for Tendering Shares.”
If you wish to withdraw Shares that were tendered by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares.
We will resolve, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. None of Purchaser, the Depositary & Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary & Paying Agent. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5.   Material U.S. Federal Income Tax Considerations.   The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares in exchange for cash pursuant to the Offer, or exchange Shares for cash pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). This discussion does not address the U.S. federal income tax consequences to beneficial owners of Shares exercising appraisal rights, if any. Due to the individual nature of tax consequences, you are strongly urged to consult your own tax advisors as to the specific tax consequences to you of tendering your Shares in exchange for cash pursuant to the Offer, or exchanging your Shares for cash pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, government and tax-exempt organizations, certain former citizens or residents of the

United States, U.S. expatriates, stockholders that are pass-through entities for U.S. federal income tax purposes or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, controlled foreign corporations, passive foreign investment companies, persons who hold Shares as part of a hedge, straddle, constructive sale, integrated or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or in other compensatory transactions). This discussion does not address any tax consequences arising under any state, local or foreign tax law, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion is based on the Code, the United States Treasury Regulations promulgated under the Code (“U.S. Treasury Regulations”), and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, nor do we expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the tender of Shares in exchange for cash pursuant to the Offer, or the exchange of Shares for cash pursuant to the Merger or that any such position would be sustained. This discussion also assumes that no Shares are United States real property interests within the meaning of the Code.
For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the law of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “Non-U.S. Holder” is an individual, corporation, estate, or trust that (a) is a beneficial owner of Shares and (b) is not a U.S. Holder. A Non-U.S. Holder who is an individual present in the United States for 183 days or more (which days need not be consecutive) in the taxable year of disposition of Shares, and who is not otherwise a resident of the United States for U.S. federal income tax purposes, may be subject to special tax provisions and is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and tendering Shares in exchange for cash pursuant to the Offer, or exchanging Shares for cash pursuant to the Merger Agreement.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of a particular partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own respective tax advisors regarding the tax consequences of tendering Shares in exchange for cash pursuant to the Offer, or exchanging Shares for cash pursuant to the Merger.
U.S. Holders.   A U.S. Holder’s tender of Shares in exchange for cash pursuant to the Offer, or exchange of Shares for cash pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes. In general, if a U.S. Holder tenders Shares in exchange for cash pursuant to the Offer, or exchanges Shares for cash pursuant to the Merger, such holder will recognize gain or loss equal to the difference between the adjusted tax basis of their Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered in exchange for cash pursuant to the Offer, or exchanged for cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains recognized by noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.
An additional 3.8% tax will apply to certain U.S. Holders on the lesser of (i) each such U.S. Holder’s “net investment income” (including net capital gain) for a taxable year or (ii) the excess of such U.S. Holder’s modified adjusted gross income for such year over certain threshold amounts.

Non-U.S. Holders.   The tender of Shares in exchange for cash pursuant to the Offer, or exchange of Shares for cash pursuant to the Merger, generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, recognized on the exchange of the Shares for cash is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described above under “U.S. Holders,” and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of the Shares and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of U.S.-source losses from sales or exchanges of other capital assets recognized during taxable year of the exchange of Shares, provided that such Non-U.S. Holder has timely filed United States federal income tax returns with respect to such losses.
Information Reporting and Backup Withholding.   Proceeds received by U.S. Holders and Non-U.S. Holders from the tender of Shares in exchange for cash pursuant to the Offer, or the exchange of Shares for cash pursuant to the Merger, generally are subject to information reporting and may be subject to backup withholding at the applicable statutory rate (currently 24%) if the U.S. Holder or Non-U.S. Holder, as applicable, or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures (generally, for U.S. Holders, by failing to provide a properly completed IRS Form W-9, or, for Non-U.S. Holders, by failing to provide a properly completed IRS Form W-8, as applicable) or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld, and if withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS. To avoid backup withholding, each U.S.-Holder should complete and sign the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption in a manner satisfactory to the Depositary & Paying Agent, and each Non-U.S. Holder should complete, sign and provide to the Depositary & Paying Agent an applicable IRS form W-8 or otherwise establish an exemption in a manner satisfactory to the Depositary & Paying Agent. See Section 3 — “Procedure for Tendering Shares — U.S. Federal Income Tax — Backup Withholding.”
6.   Price Range of Shares.   The Shares are listed and principally traded on Nasdaq under the symbol “RESN.” The following table sets forth the high and low sales prices per Share on Nasdaq, as reported in published financial sources, for the periods indicated:
Year Ended December 31, 2021:	High	Low
Fourth Quarter	$2.70	$1.69
Third Quarter	$3.27	$2.36
Second Quarter	$4.49	$2.345
First Quarter	$8.33	$2.67
Year Ended December 31, 2020:	High	Low
Fourth Quarter	$3.09	$2.09
Third Quarter	$3.01	$2.11
Second Quarter	$3.07	$1.24
First Quarter	$3.29	$0.951
On February 14, 2022, the last full trading day before the announcement of the Offer and the Merger, the reported closing sales price per Share on Nasdaq in published financial sources was $1.23. The price paid in the Offer represents a 265.9% premium to the closing price of $1.23 on February 14, 2022. On February 25, 2022, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on Nasdaq was $4.38. Before deciding whether to tender your Shares in the Offer, you should obtain a current market quotation for the Shares.

7.   Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.
Possible Effects of the Offer on the Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as promptly as practicable following the Offer Acceptance Time.
Stock Exchange Listing.   The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend to cause RESN to delist the Shares from Nasdaq.
Registration under the Exchange Act.   The Shares are currently registered under the Exchange Act. However, our purchase of the Shares pursuant to the Offer may cause the Shares to become eligible for deregistration under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by RESN to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. We intend to cause RESN to apply for termination of registration of the Shares under the Exchange Act as soon as such requirements for such delisting and termination are met following the Merger Effective Time. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by RESN to holders of Shares and to the SEC and would cause RESN to no longer be subject to certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement in connection with a stockholders’ meeting pursuant to Section 14(a) thereof and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereunder with respect to “going private” transactions. Furthermore, “affiliates” of RESN and persons holding “restricted securities” of RESN may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be “margin securities” or eligible for stock exchange listing.
If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then such registration will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which allows the Shares to be used as collateral for loans made by brokers. Following our purchase of Shares in the Offer, and depending upon factors similar to those described above regarding securities exchange listing and market quotations, the Shares may no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and could no longer be eligible to be used as collateral for loans made by brokers.
8.   Certain Information Concerning RESN.
RESN was incorporated in the State of Delaware on January 19, 2012 as a wholly owned subsidiary of Superconductor Technologies Inc., where its technology also originated. On June 17, 2013, pursuant to an exchange transaction, it became the successor of Resonant LLC, a limited liability company formed in May 2012. RESN’s principal executive offices are located at 10900 Stonelake Boulevard, Austin, TX 78759. The telephone number of RESN’s principal executive offices is (805) 308-9803.
Except as specifically set forth herein, the information concerning RESN contained in this Offer to Purchase has been taken from or is based upon information furnished by RESN or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to RESN’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge indicating that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning RESN, whether furnished by RESN or contained in such documents and records, or for any failure by RESN to disclose events which may have occurred or which may affect the significance or accuracy of any such information but are unknown to us.

RESN is a late-stage development company that aims to address operational inefficiencies in the design of filters for radio frequency front-ends (RFFE) for the mobile device, automotive, medical and related industries through its software, intellectual property development and licensing and services platform. RESN’s software platform is based on a technology called WaveX™, (i) which it leverages to develop designs for certain manufacturing processes including the Surface Acoustic Wave (SAW), Temperature Compensated, Surface Acoustic Wave (TC-SAW) and Bulk Acoustic Wave (BAW) designs and (ii) through which it has developed an IP portfolio of over 385 filed or issued patents, the majority of which are targeted towards XBAR®, 5G and high frequency WiFi applications. While retaining ownership of its IP and designs, RESN generates revenue by selling its RFFE filters and licensing and collecting royalties for the use of its designs or technology.
Additional Information.   RESN is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. RESN’s filings are available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.
9.   Certain Information Concerning Purchaser, Parent and Murata.
Purchaser is a Delaware corporation that was incorporated on February 2, 2022 solely for the purpose of facilitating an acquisition of RESN. Purchaser has principal executive offices at c/o 2200 Lake Park Drive, Smyrna, Georgia 20080. The telephone number of Purchaser at such office is (770) 436-1300. To date, we have not engaged in any activities other than those activities incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is a wholly owned subsidiary of Parent.
Parent was incorporated in Texas in 1987. Its principal executive offices are located at 2200 Lake Park Drive, Smyrna, Georgia 20080. The telephone number of Parent at such office is (770) 436-1300. Parent is a wholly owned subsidiary of Murata, a global leader in the research, design, manufacture and sale of ceramic-based passive electronic components, power supply and wireless module solutions, which was established in 1944 and whose headquarters are in 10-1, Higashikotari 1-chrome, Nagaokakyo-shi, Kyoto 617-8555, Japan. Murata produces a wide array of products for consumer, networking, automotive and healthcare equipment applications, including monolithic ceramic capacitors, polymer aluminum electrolytic capacitors, electric double layer energy device (EDLC), noise suppression products/EMI suppression filters, inductors, resistor products, resonators, filters, RF components, communication and wireless module solutions, sensors, thermistors, DC-DC converters, AC-DC power supplies, sound components, piezo actuators, micromechatronics products, ceramic applied products, and RFID solutions. Murata has employees and manufacturing facilities throughout the world. Parent owns 2,766,798 Shares.
The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent, Purchaser and Murata are set forth on Schedule I hereto.
During the last five years, none of Parent, Purchaser or Murata or, to the best knowledge of Parent, Purchaser and Murata, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
As further described in Section 11 — “Contacts and Transactions with RESN; Background of the Offer — Acquisition Discussions,” on July 31, 2019, Parent, RESN and certain other parties thereto entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which Parent agreed to purchase 2,766,798 Shares in connection with a strategic investment in RESN. Parent consummated the purchase of those Shares on September 30, 2019 in connection with the entrance into the Collaboration Agreement (as defined below). As of the date of this Offer to Purchase, Murata and its subsidiaries own 2,766,798 Shares, or approximately 4.1%, of the outstanding Shares. Except for the foregoing Shares, as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser or Murata or, to the best knowledge of Parent, Purchaser and Murata, any of the persons listed in

Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Purchaser or Murata or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or Murata or, to the best knowledge of Parent, Purchaser and Murata, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days.
On July 31, 2019, RESN entered into a registration rights agreement (the “Registration Rights Agreement”) with Parent and the other parties to the Securities Purchase Agreement pursuant to which RESN agreed to register for resale by Parent and such other parties of the Shares purchased pursuant to the Securities Purchase Agreement. On August 30, 2019, RESN filed a registration statement on Form S-3 with the SEC with respect to the resale by Parent and such other parties of the Shares purchased pursuant to the Securities Purchase Agreement. Except for the Registration Rights Agreement, the Securities Purchase Agreement, as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or Murata, to the best knowledge of Parent, Purchaser and Murata, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of RESN (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).
On September 30, 2019, RESN entered into a collaboration and license agreement with Murata for the creation and license of RESN circuit designs and technology and subsequent integration in certain Murata manufacturing and packaging processes (such agreement, as amended by the Amendment to the Collaboration and License Agreement, dated as of September 30, 2019 and as supplemented and amended by the Addendum 1 to Collaboration and License Agreement, dated as of September 30, 2021, and together with each statement of work executed in connection therewith, the “Collaboration Agreement”). Except (i) for the Collaboration Agreement, the Securities Purchase Agreement and the Registration Rights Agreement and (ii) as otherwise set forth in this Offer to Purchase, none of Purchaser, Parent or Murata or, to the best knowledge of Purchaser, Parent and Murata, any of the persons listed in Schedule I hereto, has had any other business relationship or transaction with RESN or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.
Except as described elsewhere in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Murata or any of its subsidiaries or, to the knowledge of Purchaser, Parent and Murata, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and RESN or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the two years prior to the date of this Offer to Purchase.
We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares in the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) consummation of the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger; and (iv) Parent will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.
Each of Parent, Purchaser and Murata disclaims that it is an “affiliate” of RESN within the meaning of Rule 13e-3 under the Exchange Act.
Additional Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part. The Schedule TO and the exhibits thereto, as well as other information filed by Parent, Purchaser and Murata with the SEC, are available for free at the SEC’s website at www.sec.gov.

10.   Source and Amount of Funds.
We will require approximately $289,740,519 to purchase all Shares validly tendered and not properly withdrawn in the Offer, to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Parent will provide us with sufficient funds to satisfy these obligations. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s cash and cash equivalents on hand. Consummation of the Offer is not subject to any financing condition.
11.   Contacts and Transactions with RESN; Background of the Offer.
The following is a description of significant contacts between representatives of Murata and its affiliates, on the one hand, and representatives of RESN, on the other hand, that resulted in the entry into the Merger Agreement and the commencement of the Offer. The discussion below covers only key events and does not attempt to describe every communication among the parties. For a review of RESN’s activities relating to the contacts leading to the entry into the Merger Agreement and the commencement of the Offer, please refer to RESN’s Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed with the SEC and is being mailed to stockholders of RESN concurrently with this Offer to Purchase.
From time to time in the ordinary course of business, Murata evaluates various business opportunities to enhance shareholder value. These evaluations have included periodic assessments of potential strategic transactions to strengthen Murata’s existing business.
On July 31, 2019, RESN entered into a securities purchase agreement with Parent, which was subsequently joined by additional institutional and individual accredited investors, to raise gross proceeds of approximately $10 million in a private placement of common stock at a per Share price of $2.53. Parent’s portion of such investment (representing approximately $7.0 million) was conditioned upon the execution of the Collaboration Agreement.
On September 30, 2019, Murata and RESN entered into the Collaboration Agreement, whereby Murata and RESN collaborate on the development of proprietary circuit designs using RESN’s XBAR® technology and RESN licensed to Murata rights for products in four specific radio frequency bands pursuant to the terms and conditions of the Collaboration Agreement. Upon execution and delivery of the Collaboration Agreement, Parent completed its $7 million strategic investment in RESN, acquiring 2,766,798 Shares on the same terms as the investment by the other institutional and individual accredited investors in the prior private placement financing. As a result of the multi-year commercial partnership pursuant to the Collaboration Agreement, RESN derives a substantial majority of its revenue from Murata, and Murata has gained a deep understanding of RESN’s technology and business. Murata paid $2 million and $2.5 million to RESN under the Collaboration Agreement for the years ended December 31, 2019 and 2020, respectively.
On September 20, 2021, Hiroyuki Niwa, Senior Manager of Corporate Strategy Section of Murata, and Takaki Murata, Director of RF Device Division of Murata, held initial discussions with George Holmes, Chairman and Chief Executive Officer of RESN, during which Mr. Niwa and Mr. Murata conveyed Murata’s interest in a potential acquisition of RESN. Mr. Holmes requested that Murata provide a written proposal setting forth the terms of an offer.
On September 30, 2021, Murata and RESN entered into an addendum to the Collaboration Agreement, which amended and supplemented the Collaboration Agreement to provide for the development of XBAR®-based designs for up to four additional radio frequency bands. Under the terms of the agreement, Murata’s rights to RESN’s XBAR® technology for use in mobile communication devices continue to be exclusive through March 31, 2022. Murata paid a total of $7 million in royalties under this agreement for the year ended December 31, 2021.
On October 4, 2021, Mr. Niwa had a follow-up call with Mr. Holmes to discuss the potential synergies that could be achieved in a transaction between Murata and RESN. Mr. Niwa indicated that Murata would submit a non-binding letter of intent outlining the material terms of Murata’s offer.
On October 12, 2021, Mr. Niwa shared with Mr. Holmes a draft non-binding letter of intent regarding a potential acquisition of RESN by Murata. The draft letter of intent proposed an offer to acquire 100% of the outstanding Shares for $4.00 in cash per Share, representing an 80% premium to the closing price of the Shares on October 11, 2021 (the “October 12 Proposal”), subject to completion of due diligence and other conditions. In the October 12 Proposal, Murata also requested an exclusivity period of 30 to 45 days.
On October 18, 2021, Mr. Holmes informed Mr. Niwa that the October 12 Proposal was unanimously rejected by the RESN Board. Following this conversation, Mr. Holmes provided a response letter to Murata, which stated that the terms of the October 12 Proposal did not adequately value RESN and its technology. RESN did not provide a price at which the RESN Board would be willing to engage in sale discussions.
On October 25, 2021, Mr. Niwa and Mr. Holmes further discussed Murata’s valuation of RESN in the October 12 Proposal, and Mr. Holmes informed Mr. Niwa that RESN had formed a special committee of the RESN Board to consider a potential sale transaction.
On October 28, 2021, Mr. Niwa and Mr. Holmes again discussed a potential transaction involving Murata and RESN, including the potential engagement by RESN of a financial advisor with respect to a potential sale transaction. Mr. Holmes reiterated that a valuation of $4.00 per Share was not adequate for RESN to commence negotiations with Murata. Mr. Holmes did not indicate a price at which RESN would be willing to engage in negotiations.
On November 4, 2021, Mr. Niwa sent Mr. Holmes an e-mail reiterating Murata’s desire to pursue a business combination with RESN, and on November 7, 2021, Mr. Holmes replied that the RESN Board would continue to discuss Murata’s interest in RESN and the potential engagement of a financial advisor at the upcoming meeting of the RESN Board.
On November 5, 2021, Mr. Holmes attended a scheduled dinner meeting with Mr. Murata to discuss the parties’ Collaboration Agreement. During this meeting, Mr. Holmes and Mr. Murata discussed the parties’ development efforts and their views on the potential size of the market for Resonant’s XBAR® filters.
On November 15, 2021, representatives of Mizuho Securities USA LLC (“Mizuho”), financial advisor to Murata, discussed with representatives of Centerview Partners LLC (“Centerview”), which had been engaged as RESN’s financial advisor, the rationale for a potential acquisition of RESN by Murata. During this discussion, representatives of Mizuho noted factors such as industry and customer trends and RESN and Murata’s collaborative working arrangement. Representatives of Mizuho also requested information regarding RESN’s proposed process in respect of a potential sale.
On November 19, 2021, representatives of Centerview informed representatives of Mizuho that RESN would be accelerating its process of considering a potential sale.
On November 24, 2021, representatives of Mizuho spoke with representatives of Centerview about the path forward for a potential transaction involving Murata and RESN and proposed a management presentation session with members of RESN management. Representatives of Centerview indicated that RESN planned to engage with Murata in respect of a potential transaction in earnest and had begun populating a virtual data room.
On December 1, 2021, representatives of Murata, Mizuho, RESN and Centerview attended a conference call during which representatives of RESN conducted a management presentation in which they provided an overview of RESN’s 5G strategy.
On December 9, 2021, Murata submitted a non-binding letter of intent to RESN regarding a potential acquisition of RESN by Murata, whereby Murata offered to acquire 100% of the outstanding Shares for $4.20 in cash per Share, representing a 107% premium to the closing price of the Shares on December 8, 2021. Murata’s proposal was subject to completion of due diligence and other conditions (the “December 9 Proposal”). In the December 9 Proposal, Murata again requested an exclusivity period of 30 to 45 days.
On December 16, 2021, representatives of Centerview informed representatives of Mizuho that RESN was prepared to invite Murata to a virtual data room and requested that Murata sign a confidentiality agreement prior to receiving access to the virtual data room.
Between December 19 and 20, 2021, representatives of Murata and its advisors received access to a virtual data room containing certain preliminary confidential information regarding RESN, subject to the

“click through” terms of access set forth on the landing page of the data room site, which Murata representatives and advisors accepted prior to accessing the data room.
On December 22, 2021, representatives of Mizuho and Centerview discussed a financial model prepared by RESN and reviewed the growth prospects of RESN, RESN revenue and cost drivers and a market analysis.
On December 27, 2021, representatives of Mizuho contacted representatives of Centerview and confirmed that Centerview had engaged with other potential buyers on behalf of RESN with respect to a potential acquisition of RESN.
On December 30, 2021, representatives of Mizuho sent representatives of Centerview a list of critical due diligence requests.
On January 5, 2022, representatives of Centerview held a discussion with representatives of Mizuho, who communicated Murata’s desire for a greater level of engagement and acceleration of the sale process. Representatives of Centerview indicated to representatives of Mizuho that a process letter was forthcoming that would establish a bid date in late January and that a draft merger agreement was to be made available in the virtual data room the week of January 10, 2022.
On January 7, 2022, Murata received the process letter described in the January 5 discussions, which indicated a bid date of January 25, 2022 and that a draft merger agreement would be made available in the virtual data room on January 12, 2022.
On January 12, 2022, Murata and RESN entered into a confidentiality agreement (the “Confidentiality Agreement”) permitting the parties to disclose confidential information to one another for the purpose of exploring a potential transaction. The Confidentiality Agreement contains a customary standstill provision restricting certain actions by Murata. Following the execution and delivery of the Confidentiality Agreement, RESN provided more comprehensive documents and information in the virtual data room. Murata and its advisors conducted detailed business, legal, accounting and other financial and operational due diligence investigations of RESN, which continued until the execution and delivery of the Merger Agreement.
On January 12, 2022, RESN provided Murata with an initial draft of the Merger Agreement through the virtual data room. From January 12, 2022 until the execution and delivery of the Merger Agreement, as described herein, representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), as outside legal counsel to Murata, and Proskauer Rose LLP (“Proskauer”) and Stubbs Alderton & Markiles, LLP (“Stubbs”), each as outside legal counsel to RESN, negotiated the Merger Agreement and related documentation.
On January 18, 2022, as part of Murata’s due diligence investigation and in addition to its review of documents in the virtual data room, Murata and its advisors participated in due diligence conference calls with representatives of RESN’s senior management. Murata and its advisors also submitted numerous confirmatory diligence requests to RESN during the ensuing weeks.
On January 25, 2022, Murata submitted an offer letter to RESN, whereby Murata reiterated its offer to acquire 100% of the outstanding Shares for $4.20 in cash per Share, representing a 218% premium to the closing price of the Shares on January 21, 2022, subject to completion of due diligence and other conditions (the “January 25 Proposal”). In connection with the January 25 Proposal, Murata also submitted a revised draft of the Merger Agreement, which included, among other changes, an increase in the RESN termination fee from 2.5% to 4.0% of the equity value of RESN, an obligation for RESN to reimburse Parent and Purchaser for expenses incurred by Parent and Purchaser in certain circumstances, an End Date of four months following the execution of the Merger Agreement and a reduction from 40 business days to 20 business days of the period of time that Purchaser must extend the Offer if the minimum tender condition is not satisfied and all other conditions to the Offer are satisfied or waived.
On January 27, 2022, in a discussion with Mr. Holmes, Mr. Niwa and Mr. Murata reiterated Murata’s serious interest in a potential transaction with RESN.

On January 29, 2022, following a RESN Board meeting, representatives of Centerview informed representatives of Mizuho that the RESN Board had not reached a conclusion with respect to a sale transaction and requested that Murata submit a best and final offer by January 30, 2022.
On January 30, 2022, representatives of Mizuho informed representatives of Centerview that Murata intended to increase its offer price to $4.50 per Share, representing a 249% premium to the closing price of the Shares on January 28, 2022 (the “January 30 Proposal”). On the same day, the RESN Board held a meeting and accepted the January 30 Proposal.
On January 31, 2022, Murata provided the January 30 Proposal to RESN in writing, which proposal remained subject to completion of due diligence and other conditions. Representatives of Mizuho also discussed Murata’s request for an exclusivity period with representatives of Centerview.
Also on January 31, 2022, Mr. Holmes emailed Mr. Niwa and confirmed that the RESN Board had authorized RESN management to negotiate a definitive merger agreement with Murata based on Murata’s final offer letter. Mr. Holmes also noted in his email that RESN was prepared to enter into a limited period of exclusivity.
Also on January 31, 2022, representatives of Gibson Dunn, Proskauer and Stubbs discussed the status of the transaction documentation.
On February 1, 2022, representatives of Proskauer and Stubbs sent representatives of Gibson Dunn an initial draft of the disclosure schedules.
Also on February 1, 2022, representatives of Proskauer sent a revised draft of the Merger Agreement to representatives of Gibson Dunn. The revised draft reflected, among other changes, a reduction to the RESN termination fee from 4.0% to 3.25% of the equity value of RESN, the elimination of the obligation for RESN to reimburse Parent and Purchaser for expenses incurred by Parent and Purchaser in certain circumstances, a 10% reverse termination fee payable by Parent for failure to satisfy the regulatory condition to the Offer, an End Date of four months extendable to eight months under certain circumstances and an increase from 20 business days to 40 business days of the period of time that Purchaser must extend the Offer if the minimum tender condition is not satisfied and all other conditions to the Offer are satisfied or waived.
On February 2, 2022, Murata and RESN entered into an exclusivity agreement based on the January 30 Proposal, granting Murata exclusivity with respect to a potential acquisition of RESN until the earlier of February 8, 2022 (subject to extension to February 15, 2022 if Murata was continuing to negotiate in good faith as of such date) or execution and delivery of a definitive merger agreement between Murata or any of its affiliates and RESN with respect to a potential acquisition of RESN.
On February 4, 2022, Murata and RESN entered into a clean team confidentiality agreement. Thereafter, RESN provided Murata’s advisors and certain of its representatives with access to additional due diligence materials.
Also on February 4, 2022, representatives of Gibson Dunn, Proskauer and Stubbs negotiated certain terms of the Merger Agreement, including provisions regarding the termination fee payable by RESN, the End Date, regulatory risk and mandatory extension of the Offer.
On February 5, 2022, representatives of Gibson Dunn sent a revised draft of the Merger Agreement to representatives of Proskauer and Stubbs. The revised draft proposed a termination fee equal to 3.75% of the equity value of RESN, an obligation for RESN to reimburse Parent and Purchaser for expenses incurred by Parent and Purchaser in certain circumstances, a 3% reverse termination fee payable by Parent for failure to satisfy the regulatory condition to the Offer, an End Date of four months and a reduction from 40 business days to 20 business days of the period of time that Purchaser must extend the Offer if the minimum tender condition is not satisfied and all other conditions to the Offer are satisfied or waived.
On February 6, 2022, representatives of Gibson Dunn, Proskauer and Stubbs negotiated certain terms of the Merger Agreement, including provisions regarding the termination fee payable by RESN, the End Date, regulatory risk and mandatory extension of the Offer.

On February 8, 2022, representatives of Gibson Dunn, Proskauer and Stubbs discussed the Merger Agreement. Representatives of Proskauer and Stubbs proposed a RESN termination fee of 3.5% of the equity value of RESN, a reverse termination fee of $15 million and an End Date of four months following the signing of the Merger Agreement, extendable to six months under certain circumstances.
Also on February 8, 2022, representatives of Proskauer and Stubbs sent representatives of Gibson Dunn a revised draft of the disclosure schedules.
On February 9, 2022, representatives of Proskauer sent representatives of Gibson Dunn a revised draft of the Merger Agreement reflecting the proposed terms discussed on February 8.
On February 10, 2022, representatives of Gibson Dunn, Proskauer and Stubbs negotiated certain terms of the Merger Agreement.
Also on February 10, 2022, representatives of Gibson Dunn sent representatives of Proskauer and Stubbs a revised draft of the disclosure schedules.
On February 11, 2022, representatives of Gibson Dunn and representatives of Proskauer and Stubbs exchanged revised drafts of the Merger Agreement.
Also on February 11, 2022, representatives of Proskauer and Stubbs sent representatives of Gibson Dunn a revised draft of the disclosure schedules.
On February 13, 2022, representatives of Gibson Dunn, Proskauer and Stubbs finalized negotiation of the Merger Agreement, which final terms included, among other things, a termination fee payable by RESN of 3.5% of the equity value of RESN, a $3 million expense reimbursement for Parent and Purchaser in certain circumstances, a reverse termination fee payable by Parent of $15 million for failure to satisfy the regulatory condition to the Offer, an End Date of four months extendable to six months and a requirement for Purchaser to extend the Offer for up to a total of 30 business days if the minimum tender condition is not satisfied and all other conditions to the Offer are satisfied or waived. The parties also agreed that Parent, Purchaser and RESN would not be obligated to divest any assets or businesses of Parent or its subsidiaries or RESN or any RESN subsidiary as a condition to obtaining antitrust regulatory approval for the transaction.
On February 14, 2022, the Merger Agreement was executed and delivered by the parties. That day, RESN and Murata issued a joint press release announcing the execution and delivery of the Merger Agreement.
On February 28, 2022, we commenced the Offer in accordance with the Merger Agreement.
12.   Purpose of the Offer; Plans for RESN; Appraisal Rights.
Purpose of the Offer; Plans for RESN.   The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, RESN. The Offer is the first step in the acquisition of RESN and is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all Shares of RESN not purchased pursuant to the Offer or otherwise. The Merger will be effected pursuant to Section 251(h) of the DGCL.
If the Offer is consummated, we will not seek a vote of the remaining public stockholders of RESN before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same kind of and amount of consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of RESN in accordance with Section 251(h) of the DGCL.
If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of RESN and the RESN Board shortly thereafter. Based on available information, we are conducting a detailed review of RESN and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. We will continue to evaluate the business and operations of RESN during the pendency and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of RESN’s business, operations, capitalization and management with the goal of optimizing development of RESN’s potential in conjunction with Parent’s existing businesses. Possible changes could include changes to RESN’s business, corporate structure, charter, bylaws, capitalization, board of directors or management.
Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for RESN; Appraisal Rights”, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving RESN (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of RESN, (iii) any material change in RESN’s capitalization or dividend policy, (iv) any other material change in RESN’s corporate structure or business, (v) changes to the management of RESN or the RESN Board, (vi) a class of securities of RESN being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of RESN being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
To the best knowledge of Purchaser and Parent, except for certain pre-existing agreements to be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of RESN, on the one hand, and Parent, Purchaser or RESN, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of RESN entering into any such agreement, arrangement or understanding. It is possible that certain members of RESN’s current management team will enter into new employment arrangements with RESN, Parent or its affiliates after the completion of the Offer and the Merger. Any such arrangements with the existing management team will not become effective until the time the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all. The board of directors and officers of the Surviving Corporation at and immediately following the Merger Effective Time will consist of the members of the board of directors and officers, respectively, of Purchaser immediately prior to the Merger Effective Time. At the Merger Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will each be amended and restated in their entirety so as to read in the form set forth on Exhibit A and Exhibit B, respectively, to the Merger Agreement.
Appraisal Rights.   Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who (i) did not tender his or her Shares in connection with the Offer and (ii) complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger and instead of any consideration otherwise payable to such holder for Shares on the terms and subject to the conditions of the Merger Agreement or in connection with the Offer) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Additionally, because immediately before the Merger the Shares will be listed on a national securities exchange, the Delaware court shall dismiss the proceedings (if any have begun) as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million. Unless the Delaware court, in its discretion, determines otherwise for good cause shown, such rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Merger Effective Time and the date of payment and will be compounded quarterly. At any time before the entry of judgement in the proceedings, the Surviving Corporation may pay to each holder of Shares entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware court and (ii) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment to the holder prior to such entry of judgment.
Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, RESN may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, Parent, Purchaser and RESN have agreed and acknowledged that in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the Surviving Corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following: (i) within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to RESN a written demand (such written demand for appraisal must be executed by or for the stockholder of record) for appraisal of Shares held, which demand must reasonably inform RESN of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender their Shares in the Offer; and (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time.
The foregoing summary of the rights of dissenting RESN stockholders under the DGCL does not purport to be a statement of the procedures to be followed by any such stockholders desiring to exercise any appraisal rights. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL, which will be set forth in the Schedule 14D-9. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.
You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only regarding your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares.
13.   The Transaction Documents.
The Merger Agreement.
The following summary of the Merger Agreement does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit to the Schedule TO filed with the SEC in connection with the Offer, which is hereby incorporated by reference into this Offer to Purchase and which you may examine and copy as set forth in Section 8 — “Certain Information Concerning RESN.” You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement controls. The following summary has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about RESN, Parent or Murata in RESN’s public reports filed with the SEC. In particular, the Merger Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to RESN or Parent.

The representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among Parent, Purchaser and RESN and establishing the circumstances under which Parent and Purchaser have the right not to consummate the Offer, or under which a party may have the right to terminate the Merger Agreement, rather than for the purpose of establishing matters of fact. The representations, warranties and covenants contained in the Merger Agreement (i) were made by the parties thereto only for purposes of that agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; (iii) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information); (iv) may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and (v) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts regarding RESN, Purchaser or Parent.
The Offer.   The Merger Agreement provides that Purchaser must commence the Offer as promptly as practicable, and in any event within 10 business days, after the date of the Merger Agreement. Our obligation to accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other conditions, including the HSR Condition, set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of RESN. We cannot, however, amend or waive other conditions, including the Minimum Condition. The Merger Agreement provides that each RESN stockholder who tenders Shares in the Offer will receive $4.50 for each Share validly tendered and not properly withdrawn, net to the seller in cash, without interest and less any applicable withholding taxes. We have agreed that, unless otherwise contemplated in the Merger Agreement or as previously approved by RESN in writing, we will not:
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decrease the Offer Price;

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change the form of consideration payable in the Offer (other than by adding consideration);

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decrease the number of Shares sought to be purchased in the Offer;

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add any conditions to the Offer or supplement, amend or modify any of conditions to the Offer, which are set forth in Section 15 — “Conditions of the Offer” in any manner that broadens such conditions or is adverse to the holders of Shares;

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waive or change the Minimum Condition; or

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extend or otherwise change the expiration date of the Offer other than in accordance with the Merger Agreement.

Extensions of the Offer.   If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Parent or us, and if the Merger Agreement has not been terminated pursuant to its terms, we will, if requested by RESN, extend the Offer for successive periods of up to 10 business days per extension; provided that (i) if any governmental authority in any jurisdiction in which Parent, Purchaser, RESN or their respective subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable law or order which is then in effect and makes illegal, restrains or prohibits the consummation of the Offer or the Merger and such event has not been waived or cured before any scheduled Expiration Date, Purchaser will not be required to extend the Offer, and (ii) if, on any scheduled Expiration Date, all conditions to the Offer other than the Minimum Condition have been satisfied or waived, Purchaser will only be required to extend the Offer beyond such date for one or more additional periods not to exceed an aggregate of 30 business days to permit the Minimum Condition to be satisfied. We will not be obligated to extend the Offer beyond the Extension Deadline. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC, its staff or Nasdaq.

The Merger Agreement prohibits us from terminating the Offer prior to any scheduled Expiration Date, except if the Merger Agreement is terminated pursuant to its terms as described below under Section 13 — “The Transaction Documents — The Merger Agreement — Termination.” If the Merger Agreement is terminated pursuant to its terms as described below under Section 13 — “The Transaction Documents — The Merger Agreement — Termination,” Purchaser will, and Parent will cause Purchaser to, promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer.
The Merger Agreement obligates Purchaser (and Parent to cause Purchaser), subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Purchaser of the other conditions set forth in Section 15 — “Conditions of the Offer,” to accept for payment and pay for, at the Offer Acceptance Time, all Shares validly tendered and not properly withdrawn pursuant to the Offer.
The Merger.   The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with and into RESN pursuant to Section 251(h) of the DGCL. Following the Merger, the separate corporate existence of Purchaser will cease, and RESN will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable, and no later than one business day, following the consummation of the Offer upon the terms and subject to the conditions set forth in the Merger Agreement.
Under the terms of the Merger Agreement, at the Merger Effective Time, each Share then outstanding immediately prior to the Merger Effective Time will be automatically converted into the right to receive the Offer Price, payable in cash, net to the holder, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Parent or any of its controlled subsidiaries (including Purchaser), (ii) Shares held in the treasury of RESN or owned by RESN and (iii) Dissenting Shares (as defined below). Each Share described under (i) or (ii) above will be cancelled and cease to exist, and no payment will be made with respect thereto.
Shares that are outstanding immediately prior to the Merger Effective Time and held by a stockholder who is entitled to demand, and properly and validly perfected such stockholder’s statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration. Rather, the holders of such Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, for all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL or other applicable law, the right of the stockholder to be paid the fair value of such Dissenting Shares shall cease, such Shares shall no longer be considered to be Dissenting Shares and such Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Merger Consideration, without interest.
Holders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect to such Shares, but rather, subject to the conditions of the Offer, will receive the Offer Price. See Section 12 — “Purpose of the Offer; Plans for RESN; Appraisal Rights — Appraisal Rights.”
Treatment of RESN Stock Options; Stock Plans.   The Merger Agreement provides that at the Merger Effective Time, each RESN Option, whether vested or unvested, will be automatically assumed and converted into the right of the holder thereof to receive an amount in cash (subject to any applicable withholding taxes or other taxes required by applicable law and without interest) equal to the product of (i) the total number of Shares subject to such RESN Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such RESN Option. The Option Consideration with respect to any RESN Option that is vested as of the Merger Effective Time (including any RESN Option that becomes vested by virtue of the Offer and Merger) will be paid, without interest, by no later than the first payroll date that occurs at least five business days after the Merger is completed. The right to receive the Option Consideration with respect to any RESN Option that is unvested as of the Merger Effective Time, or any portion thereof, will vest and become payable in accordance with the original vesting schedule of the corresponding RESN Option to which the right relates in accordance with the original terms (including any forfeiture terms) applicable to each such RESN Option under the applicable equity plan award agreement and any other applicable contract that was in effect as of the date of the Merger Agreement. If the exercise price per Share under any RESN Option is equal to or greater than the Merger Consideration, then such RESN Option will be cancelled at the Merger Effective Time without any payment being made in respect of such RESN Option.
Treatment of RESN RSU Awards.   The Merger Agreement provides that, as of the Merger Effective Time, each RESN RSU that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, shall be assumed and converted into a right of the holder of such RESN RSU to receive, without interest, in full satisfaction of the rights of such holder with respect to such RESN RSU, an amount in cash equal to the applicable RSU Consideration. The RSU Consideration with respect to any RESN RSU that is assumed as of the Merger Effective Time will be paid in accordance with the original terms of the corresponding RESN RSU to which the right relates (including forfeiture and settlement terms) applicable to each such RESN RSU under the applicable equity plan award agreement and any other applicable contract that was in effect as of the date of the Merger Agreement.
Certificate of Incorporation, Bylaws, Directors and Officers.   The initial board of directors and officers of the Surviving Corporation at and immediately following the Merger Effective Time will consist of the members of the board of directors and officers, respectively, of Purchaser immediately prior to the Merger Effective Time (except as determined by Parent or Purchaser prior to the Merger Effective Time). At the Merger Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will each be amended and restated in their entirety so as to read in the form set forth on Exhibit A and Exhibit B, respectively, to the Merger Agreement.
Representations and Warranties.   In the Merger Agreement, RESN has made customary representations and warranties to Parent and Purchaser, including representations relating to its organization and qualification, power and authority, subsidiaries, organizational documents, capitalization, the absence of a stockholder rights plan or similar anti-takeover device, non-contravention of organizational documents, laws or agreements, required filings and consents, permits, compliance with applicable laws, the absence of certain prohibited payments, litigation, SEC filings and compliance with the Sarbanes-Oxley Act of 2002, financial statements, the inapplicability of state takeover laws and regulations, the absence of undisclosed liabilities, the absence of certain changes, employee benefit plans, labor and employment matters, material contracts, litigation, environmental matters, intellectual property, tax matters, insurance, real and personal property, finders’ and brokers’ fees, data protection, information technology, export controls and economic sanctions laws, government contracts, affiliate transactions and information to be included in the documents relating to the Offer and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by RESN with the SEC in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”). Parent and Purchaser have made customary representations and warranties to RESN with respect to, among other matters, their organization and qualification, power and authority, non-contravention of organizational documents, laws or agreements, required filings and consents, litigation, ownership of Shares, sufficiency of funds to complete the Offer and the Merger, ownership of Purchaser by Parent, information to be included in the documents relating to the Offer and the Schedule 14D-9.
None of the representations and warranties in the Merger Agreement will survive the Merger Effective Time.
Operating Covenants.   Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, RESN will (except as set forth in the Merger Agreement, as required by applicable law or required (or in RESN’s good faith reasonable discretion after consulting with Parent, advisable) in connection with any COVID-19 measures or as consented to by Parent) conduct its business and operations in the ordinary course. The Merger Agreement requires RESN to (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to certain exceptions, conduct its business and operations in the ordinary course of business, and (iii) use commercially reasonable efforts to (A) preserve intact its material assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and senior management-level employees, (C) preserve and maintain the current relationships and goodwill with its material third party business relations, and (D) comply in all material respects with all applicable laws and the requirements of RESN’s third party contracts.

The Merger Agreement also contains specific restrictive covenants, which provide that, from the date of the Merger Agreement until the earlier to occur of (i) the Merger Effective Time and (ii) the termination of the Merger Agreement in accordance with the terms thereof, subject to certain exceptions, including as permitted by the Merger Agreement, RESN will not directly or indirectly do, or agree to do the following, without Parent’s prior consent:
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amend or otherwise change (or propose to amend or otherwise change) its certificate of incorporation or bylaws or other charter or organizational documents of RESN or any of its subsidiaries;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of RESN or any of RESN’s subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any RESN RSUs, RESN Options or voting securities), of RESN or any of its subsidiaries (except that RESN may issue Shares as required to be issued upon the exercise of RESN Options outstanding as of the date of the Merger Agreement, and RESN may issue Shares in accordance with certain matters pursuant to the terms of RESN Options or RESN RSUs in effect as of the date of the Merger Agreement);

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transfer, lease, sell, pledge, license, dispose of, abandon, or encumber any material assets, rights or properties of RESN or any of its subsidiaries, except in the ordinary course of business;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions made to RESN by any of its subsidiaries) or enter into an agreement with respect to the voting of its capital stock;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, or authorize or agree to do any of the foregoing with respect to, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, except (i) in accordance with agreements evidencing RESN Options or RESN RSUs or (ii) tax withholdings and exercise price settlements upon the exercise of RESN Options or vesting of RESN RSUs;

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(i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), in one transaction or any series of related transactions, any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person; (ii) incur any indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of RESN or its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person; (iii) make any loans, advances or capital contributions, except for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable law and only in the ordinary course of business and not to exceed $1,000,000 in the aggregate; (iv) make, authorize or make any commitment with respect to any capital expenditures in excess of $1,000,000 in the aggregate per fiscal quarter; (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly-owned RESN subsidiary; or (vi) enter into or amend any contract, commitment or arrangement with respect to any matter set forth in this paragraph;

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(i) enter into, adopt, amend (including accelerating vesting, payment or funding thereunder), modify or terminate any RESN employee compensation or benefit plan; (ii) increase the compensation or benefits payable to any director, officer, employee, individual consultant or other individual service provider of RESN or any of its subsidiaries or pay any compensation or benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any RESN employee compensation or benefit plan, except in the case of each of clauses (i) and (ii), (A) as may be required by applicable law or the terms of the applicable employee plan as in effect on the date of the Merger Agreement; (B) making RESN employee compensation or benefit plans available to any new hires of employees of RESN or its subsidiaries, or any employees of RESN or its subsidiaries who are newly eligible for any such RESN benefit plan as a result of a promotion, each in the ordinary course of business and consistent with past practice; or (C) for increases in the ordinary course of business and consistent with past practice in the compensation of employees of RESN at the vice president level or below who earn less than $200,000 in total annual compensation; provided, that these exceptions in the foregoing clauses (A), (B) and (C) will not apply to the transfer, lease, sale, pledge, license, disposition, abandonment, or encumbrance of any material assets, rights or properties of RESN or its subsidiaries that are not in the ordinary course of business (which such actions are prohibited by Section 6.02(c) of the Merger Agreement) or the following sub-clause (iii); or (iii) enter into any change in control, severance or similar agreement or any retention, bonus, transaction or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of RESN or its subsidiaries; provided that, in each case of clauses (i) through (iii), RESN or any of its subsidiaries (x) may change the title of its employees, provided such changes in title do not involve material increases in the applicable employee’s compensation or benefits, acceleration of vesting or acceleration of payment of the applicable employee’s benefits or compensation, other than as provided for in accordance with the restrictions described above, and (y) may make annual or quarterly bonus, sales or commission payments or accruals in the ordinary course of business as required or permitted by the terms of any RESN employee compensation or benefit plan as in effect on the date of Merger Agreement;
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announce, implement or effect any reduction in labor force greater than 10% of the total RESN headcount, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of RESN or any RESN subsidiary, or hire or terminate (other than for cause) any employee of RESN or any RESN subsidiary at the vice president level or above who earns $200,000 or more in total annual compensation;

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enter into any collective bargaining agreement, labor union contract, works council agreement or trade union agreement;

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enter into a new line of business that is material to RESN or its subsidiaries taken as a whole, or represents a category of revenue that is not discussed in Item 1 of RESN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

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(i) make, revoke, modify, or change any material tax election; (ii) settle, concede, or compromise any material tax liability, claim, or assessment; (iii) change or otherwise alter the fiscal year of any member of RESN’s group, any material matter related to tax accounting, or any method of tax accounting; (iv) request or consent to any extension or waiver of any limitation period with respect to, or applicable to, any tax, tax claim, or tax assessment; (v) file or join in any tax return (other than a tax return (1) that is prepared in accordance with past practice and custom of RESN’s group and (2) that is in accordance with the provisions of the Merger Agreement) that could materially increase the taxes payable by RESN or any RESN subsidiary; (vi) amend any tax return; (vii) surrender, settle, compromise, concede, or abandon (1) any right to claim a refund of a material amount of taxes or (2) any claim related to taxes; (viii) fail to pay any material tax that becomes due and payable; (ix) enter into a “closing agreement” (as defined in Section 7121 of the Code), or any other similar agreement, with any governmental authority regarding any income or other material tax; (x) enter into any voluntary disclosure agreement or program with any governmental authority; (xi) change the tax residency or tax classification of any member of RESN’s group; or (xii) make any election or promise with respect to any of the foregoing clauses (i) through (xi);

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settle any material claim, arbitration or other action;

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except as required by law, enter into any contract or amendment that would be a real estate lease or material contract, or amend or modify in any material respect in a manner that is adverse to RESN or any RESN subsidiary, or terminate or consent to the termination of, any real estate lease or material contract, or waive or consent to the termination of RESN’s or any of its subsidiaries’ material rights thereunder, in each case other than the termination or expiration of a real estate lease or material contract in accordance with its terms;

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(i) except in the ordinary course of business consistent with RESN’s or any of its subsidiaries’ past practices, enter into any contracts (1) under which RESN’s or any of its subsidiaries grants or agrees to grant to any third party any license, release, immunity or other right with respect to any intellectual property owned by RESN (other than customer licenses); (2) under which RESN or any of its subsidiaries establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which RESN agrees to develop or create (whether jointly or individually) any material intellectual property, products or services; or (3) under which RESN or any of its subsidiaries becomes obligated to pay any royalties or other amounts, or offer any discounts, to any third party; or (ii) enter into any contracts (1) that will cause or require (or purport to cause or require) the Surviving Corporation or Parent to grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the intellectual property or intellectual property rights of Parent; or (2) under which RESN or any of its subsidiaries grants or agrees to grant to any third party any assignment or exclusive license with respect to any intellectual property owned by RESN;
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enter into or amend any contract pursuant to which any other party is granted, or that otherwise subjects RESN or Parent or any of their respective subsidiaries to, any non-competition, “most-favored nation”, exclusive marketing or other exclusive rights of any type or scope that materially restrict RESN or its subsidiaries or, upon completion of the Offer or any other transaction, Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location or otherwise imposes material changes or restrictions on their assets, operations or business;

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enter into any lease, sublease or license for real property or material operating lease;

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enter into or amend or otherwise modify any contract or arrangement with persons that are affiliates or are executive officers or directors of RESN, except as otherwise permitted or required by the Merger Agreement;

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commence any material action, other than to enforce its rights under the Merger Agreement or in connection with the transactions contemplated thereby;

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delay the payment of any trade payables to vendors and other third parties or accelerate the collection of trade receivables and other receivables by offering discounts or otherwise, in each case outside the ordinary course of business consistent with past practices;

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terminate, cancel, amend or modify any insurance coverage policy maintained by RESN or its subsidiaries that is not simultaneously replaced by a comparable amount of insurance coverage;

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abandon, transfer, permit to lapse, license or otherwise grant rights with respect to any intellectual property owned by RESN (other than customer licenses granted in the ordinary course consistent with past practice);

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of RESN (other than the Merger); or

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commit to take any of the actions described above.

Access to Information.   From the date of the Merger Agreement until the Merger Effective Time and except as required pursuant to applicable laws, the Merger Agreement provides that, upon reasonable advance notice to RESN, RESN will, and will cause its subsidiaries and the officers, directors, employees, auditors and agents of RESN and its subsidiaries to, provide to Parent and Parent’s directors, officers, employees, auditors, agents (including legal and financial advisors), other advisors and other representatives reasonable access during normal business hours in the United States to the officers, employees, agents, properties, offices, plants and other facilities, books and records (including financial, operating, intellectual property and other data and information) of RESN and each of its subsidiaries as are reasonably requested by Parent, subject to any statutory non-disclosure or similar obligations owed to governmental contracting parties.
No Solicitation.   The Merger Agreement requires RESN to (and RESN is required to instruct its directors, officers and other representatives to): (i) immediately cease and cause to be terminated any solicitation, initiation, discussion or negotiation with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below); (ii) deliver a written notice within three business days after the date of the Merger Agreement to each person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal, which notice must request such person to promptly return or destroy all confidential information concerning RESN; and (iii) within one business day after the date of the

Merger Agreement, terminate access by any third party described in (ii) above to any data room (virtual or physical) relating to a possible Acquisition Proposal.
In the Merger Agreement, RESN has agreed that from the date of the Merger Agreement until the earlier of the Merger Effective Time or the termination of the Merger Agreement pursuant to its terms, it will not, and will cause its subsidiaries not to, and will instruct its directors, officers and other representatives not to (and will not authorize or knowingly permit any of its directors, officers or other representatives to), directly or indirectly:
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solicit, initiate, knowingly encourage, induce or facilitate (including by way of furnishing information) the submission or announcement of any proposal that could lead to any Acquisition Proposal or the making thereof to RESN or its stockholders;

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enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any nonpublic information to, or otherwise cooperate in any way with, any person (other than Parent, Purchaser or our respective representatives) with respect to any Acquisition Proposal; or

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take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in RESN’s organizational documents, in each case inapplicable to any person (other than Parent, Purchaser or any of our affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, RESN shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions).

Any failure by RESN or its subsidiaries or any representative of RESN or its subsidiaries to comply with such restrictions will be deemed to be a breach of such restrictions by RESN.
Notwithstanding the foregoing, if, between the date of the Merger Agreement and the Offer Acceptance Time, RESN receives an unsolicited bona fide written Acquisition Proposal from any person and the RESN Board determines in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined below), then RESN may (i) furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) regarding RESN and its subsidiaries to the person who has made such Acquisition Proposal; provided that RESN must provide to Parent any such information concerning RESN or its subsidiaries that was not previously provided to Parent or its representatives within 24 hours following the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (i) and (ii), (1) such Acquisition Proposal did not result from a breach of the non-solicitation obligations set forth in the Merger Agreement or otherwise arise in connection with a material breach of such obligations, (2) the RESN Board determines in good faith (after consultation with outside counsel) that failure to take such actions would be inconsistent with the RESN Board’s fiduciary duties under applicable law and (3) prior to furnishing such information or participation in such discussions, RESN provides Parent with (x) written notice of the identity of such person and RESN’s intention to furnish such information or enter into such discussions, and (y) a true and complete copy of the Acceptable Confidentiality Agreement entered into with such person within 24 hours of the execution thereof. In addition, RESN shall promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including any request for information or other inquiry that RESN would reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes or material updates thereto within 24 hours of receipt thereof). RESN shall provide Parent with a copy of any written Acquisition Proposal or a written summary of the terms of any Acquisition Proposal provided orally to RESN and shall keep Parent informed on a reasonably prompt basis in all material respects of the status and details of any Acquisition Proposal, including any change in RESN’s intentions.
In addition, notwithstanding the foregoing, prior to the Merger Acceptance Time, RESN may, to the extent the RESN Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the RESN Board’s fiduciary duties under applicable Law, waive or not enforce any confidentiality, standstill or similar agreement to which RESN or any of its subsidiaries is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal, or with respect to another party that has submitted an Acquisition Proposal, solely with respect to such submission, that will constitute, or is reasonably likely to result in, a Superior Proposal, that did not, in each case, result from a breach by the Company of its non-solicitation obligations under the Merger Agreement. RESN shall not provide (and shall not permit any of its subsidiaries or its or their representatives to provide) any commercially or competitively sensitive non-public information to any competitor of RESN or its subsidiaries in connection with the actions permitted by the non-solicitation provisions of the Merger Agreement, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on RESN and its subsidiaries.
Until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement in accordance with the terms thereof, neither the RESN Board nor any committee thereof shall make a Change in Recommendation (as defined below) or adopt or recommend, or publicly propose to adopt or recommend, or allow RESN or any RESN subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any of the foregoing, an “Acquisition Agreement”). If between the date of the Merger Agreement and the Offer Acceptance Time, RESN receives an Acquisition Proposal (which Acquisition Proposal did not result from or arise in connection with a material breach of the non-solicitation terms of the Merger Agreement) that the RESN Board shall have determined, in good faith (after consultation with its outside legal counsel and financial advisor), constitutes a Superior Proposal, (x) the RESN Board may make a Change in Recommendation or (y) RESN may pay the RESN Termination Fee (as defined below) and terminate the Merger Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal in accordance with the Merger Agreement, in each case, if and only if: (i) the RESN Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the RESN Board under applicable law; (ii) RESN shall have given Parent prior written notice of its intention to consider making a Change in Recommendation or terminate the Merger Agreement pursuant to the terms of the Merger Agreement at least 5 business days prior to making any such Change in Recommendation; and (iii) (1) RESN shall have provided to Parent a description of the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal and a copy of the most current draft of any written agreement providing for such transaction, (2) RESN shall have given Parent the 5 business days after providing Parent such notice to propose revisions to the terms of the Merger Agreement and shall have negotiated in good faith with Parent and its representatives (to the extent Parent desires to negotiate) with respect to such proposed revisions, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, the RESN Board shall have determined, in good faith that such Acquisition Proposal is a Superior Proposal. In addition, the Merger Agreement provides that the foregoing requirements also apply to any amendment to the financial or any other material term of such Superior Proposal, each of which will require a new notice, except that for purposes of such subsequent notice, the references to 5 business days will be deemed to be 3 business days.
The Merger Agreement also provides that nothing contained therein shall prevent RESN from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) under the Exchange Act, Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to the holders of Shares if the RESN Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with the RESN Board’s fiduciary duties under applicable law; provided that any such disclosure must include a reaffirmation of the Board Recommendation.
“Acceptable Confidentiality Agreement” means a confidentiality agreement with any person that permits RESN to comply with its non-solicitation obligations under the Merger Agreement and that contains provisions (other than standstill provisions) not materially less restrictive in the aggregate to such person than such provisions of the Confidentiality Agreement described below in this Section 13 — “The Transaction Documents — The Confidentiality Agreement” are to Parent.
“Acquisition Proposal” means, any proposal, offer or indication of interest (whether or not in writing) by or from any person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d)

of the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition or purchase (including by any exclusive license, sublicense or lease) of assets (including equity securities of any RESN subsidiary or any intellectual property rights) or businesses equal to 20% or more of the revenues, net income or assets of RESN and its subsidiaries, taken as a whole, (ii) purchase or sale of, or tender offer or exchange for, equity securities of RESN or any RESN subsidiary that if consummated would result in any person or group beneficially owning 20% or more of any class of equity securities of RESN or any RESN subsidiary or (iii) merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving RESN or any of its significant subsidiaries that if consummated would result in the owners of the equity securities of RESN immediately prior to such event owning less than 80% of the equity securities of RESN immediately following such event, in each case other than the transactions contemplated by the Merger Agreement.
“Change in Recommendation” means any of the following actions taken by the RESN Board: (i) failing to make pursuant to the Merger Agreement, or withdrawing, modifying, amending or qualifying or publicly proposing to withdraw, modify, amend or qualify, in any manner adverse to Parent or Purchaser, the approval or recommendation by the RESN Board or any committee thereof of the Merger Agreement, the Offer or the Merger (the “Board Recommendation”), (ii) failing to recommend against acceptance of any tender offer or exchange offer other than the Offer for RESN’s common stock within 5 business days of the commencement of such offer, or (iii) approving or recommending, or publicly proposing to approve or recommend, any Acquisition Proposal.
“Superior Proposal” means a bona fide written Acquisition Proposal, which did not result from a breach of Section 7.03 of the Merger Agreement or otherwise arise in connection with a material breach of Section 7.03 of the Merger Agreement, made by a third party that would result in a third party (or its stockholders’) owning, directly or indirectly, greater than 50% of the equity securities of RESN (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of RESN and its subsidiaries, taken as a whole, and that the RESN Board determines in good faith after consultation with its financial advisor and its outside legal counsel to be more favorable from a financial point of view to RESN’s stockholders than the Offer and the Merger (after taking into account any changes to the terms of the Merger Agreement agreed to in writing by Parent in response to such offer or otherwise and all reasonably relevant factors (including closing certainty, certainty of financing, the legal, financial, timing, regulatory and other aspects of the proposal, conditions to consummation and the identity of the party making the proposal)).
Intervening Event.   Other than in connection with an Acquisition Proposal, the Merger Agreement provides that if the RESN Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the RESN Board’s fiduciary duties under applicable law, the RESN Board may at any time prior to the Offer Acceptance Time and solely in response to an Intervening Event, effect a Change in Recommendation; provided, however, that the RESN Board may not effect a Change in Recommendation unless RESN shall have provided to Parent (i) a reasonably detailed description of the facts, circumstances and other conditions giving rise thereto as soon as reasonably practicable after becoming aware of such Intervening Event and (i) prior written notice at least 5 business days in advance of its intention to take such action (a “Notice of Intervening Event”) (it being understood and agreed that the occurrence of a material modification to such Intervening Event shall require a new Notice of Intervening Event with a new 3 business day notice period), and prior to effecting such Change in Recommendation, RESN shall, and shall cause its representatives to, during such 5 (or, with respect to a new Notice of Intervening Event, 3) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary.
“Intervening Event” means a material change, event, effect or circumstance or material change in circumstances or facts (including in probability or magnitude) occurring after the date of the Merger Agreement with respect to RESN or any RESN subsidiary that (i) was neither known to nor reasonably foreseeable by the RESN Board as of the date of the Merger Agreement (or if known, the consequences of which were not known to or reasonably foreseeable) and (ii) becomes known to the RESN Board prior to the Offer Acceptance Time; provided, however, that in no event shall the following events constitute an

Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal; or (b) the mere fact, in and of itself, that RESN meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of RESN’s common stock or the credit rating of RESN.
Offer Documents.   Subject to the terms and conditions of the Merger Agreement, Parent and Purchaser, on the one hand, and RESN, on the other hand, will promptly correct any information provided by it for use in the Schedule TO and this Offer to Purchase, the form of Letter of Transmittal and the form of summary advertisement included as exhibits thereto (collectively, together with all amendments and supplements thereto, the “Offer Documents”) or the Schedule 14D-9, if and to the extent that it becomes false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser have agreed to cause the Offer Documents, as so corrected, and RESN has also agreed to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and RESN, on the other hand, have also agreed to give the other party a reasonable opportunity to review and comment on the Offer Documents or the Schedule 14D-9, as applicable.
Consents and Approvals.   RESN, Purchaser and Parent have agreed in the Merger Agreement to cooperate with each other and, subject to the terms and conditions of the Merger Agreement, to each use its reasonable best efforts to promptly (i) respond to any inquiries or requests for information related to the transactions contemplated by the Merger Agreement from, or submit any applications, notices, petitions and filings requested or required by, any governmental authority, (ii) prepare and file all necessary documentation, (iii) effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act, as described below) and (iv) obtain all permits, consents, waiting period expirations or terminations, approvals and authorizations of all third parties and governmental authorities that are reasonably deemed necessary or advisable to consummate the transactions contemplated by the Merger Agreement. RESN also agreed to use its reasonable best efforts to obtain certain required consents.
In furtherance of the foregoing, each of Parent and RESN has agreed to make an appropriate filing of a Premerger Notification and Report Form (as defined in Section 16 — “Certain Legal Matters; Regulatory Approvals”) pursuant to the HSR Act with respect to the transactions contemplated in the Merger Agreement with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 15 business days after the date of the Merger Agreement. Each of Parent and RESN have agreed to cooperate and consult with each other in connection with any filing or submission in connection with such filing, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law; provided, however, that Purchaser, after consulting in good faith with RESN, shall direct and control all decisions with respect to filings, strategy and proceedings under the HSR Act or any other antitrust law, including (w) the timing of any submissions under the HSR Act, (x) whether to withdraw or refile any submission to a governmental authority, (y) whether to enter into any agreement with a governmental authority regarding timing and (z) whether to propose, discuss, or offer any remedy to a government authority, Furthermore, each of Parent and RESN (i) will furnish promptly to the FTC, the Antitrust Division and any other requesting governmental authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust or related law in connection with such filings, including all documents or information requested under 16 CFR 803.20 or other rules under the HSR Act, (ii) except as may be prohibited by any governmental authority or by any applicable law, will permit authorized representatives of the other parties to attend any meeting, communication, or conference with any governmental authority in connection with such proceedings under or relating to the HSR Act or any other antitrust law, provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any governmental authority relating to the transactions contemplated by the Merger Agreement; and (iii) will use its reasonable best efforts to offer to take (and if such offer is accepted, commit to take) such steps which it is capable of taking to avoid or eliminate impediments under any antitrust laws that may be asserted by the FTC, the Antitrust Division or any other governmental authority with respect to the transactions contemplated by the Merger Agreement, so as to enable the Offer Acceptance Time and the closing of the Merger to occur as promptly as practicable following the date of the Merger Agreement and, in any event, prior to the End Date.
The Merger Agreement provides that notwithstanding anything else therein, Parent, Purchaser and RESN shall not be required to (and neither RESN nor any of its subsidiaries, without first obtaining Parent’s prior written consent, which consent may be withheld in Parent’s sole discretion, shall, or shall offer or agree to) propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer or other divestiture or disposition of any assets or businesses of Parent, RESN or any of their respective subsidiaries.
Furthermore, the Merger Agreement provides that if Parent, Purchaser or RESN (i) would be required by a governmental authority to sell, license, assign, transfer or otherwise divest or dispose of any assets or businesses of Parent, RESN or their respective subsidiaries, or (ii) would be required to limit Parent’s, Purchaser’s or RESN’s freedom of action with respect to any of the businesses, services or assets of Parent, RESN or their respective subsidiaries in a manner that would have, individually or in the aggregate, a Material Adverse Effect (as defined below) or that would be materially adverse to Parent and its affiliates (whether before or after the closing of the Merger), then in the case of each of the foregoing clauses (i) and (ii), Parent may elect to (A) accept such remedy as required to avoid or eliminate all impediments under any antitrust laws that may be asserted by the FTC, the Antitrust Division or any other governmental authority with respect to the transactions contemplated by the Merger Agreement, so as to enable the Offer Acceptance Time and the closing of the Merger to occur as promptly as practicable following the date of the Merger Agreement and, in any event, prior to the End Date (as it may be extended); or (B) to the extent permitted by the Merger Agreement, terminate the Merger Agreement and comply with Parent’s and Purchaser’s obligations under the Merger Agreement, including, if required thereby, payment of the Parent Termination Fee (as defined below).
Employee Benefit Matters.   Pursuant to the Merger Agreement, for a period of one year after the Merger Effective Time, Parent must provide each employee of RESN as of the closing of the Merger (each, a “Continuing Employee”) (i) a base salary (or base wage rate) and target short-term cash bonus or cash commission compensation opportunities that are at least substantially comparable in the aggregate to the base salary (or base wage rate) and target short-term cash bonus or cash commission compensation opportunities provided to such Continuing Employee as of immediately prior to the Merger Effective Time and (ii) all other employee benefits (excluding any equity or equity-based benefits, defined benefit pension plans and/or nonqualified deferred compensation plans) that are at least substantially comparable in the aggregate to such employee benefits that each such Continuing Employee received as of immediately prior to the Merger Effective Time.
RESN must, and Parent must cause RESN to, pay at a time no later than the time customarily paid by RESN, to each Continuing Employee who is actively employed on the payment date for RESN’s incentive bonus plan for fiscal year 2022 and who is then participating in such plan, a cash bonus in an amount equal to no less than the accrued 2022 quarterly and annual bonus amounts as of closing date of the Merger (or, if later, March 31, 2022) based on actual performance for the period from January 1, 2022 through the Closing Date (or, if later, March 31, 2022), in a manner consistent with past practice and in accordance with the terms of such incentive bonus plan. If the Closing Date is prior to March 31, 2022, Parent must cause RESN to continue the incentive bonus plan in effect through such date.
Parent will provide each Continuing Employee with service credit for purposes of eligibility to participate, vesting and vacation accrual and severance pay entitlement under Parent’s employee benefit plans and arrangements to the same extent that such service was credited to the Continuing Employee under the corresponding employee benefit plan of RESN, except that there will be no duplication of benefits and service crediting will not apply for any purpose under equity or equity-based benefit or compensation arrangements or defined benefit pension plans.
The Merger Agreement provides that Parent will use commercially reasonable efforts to (i) waive all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements applicable to the Continuing Employees under medical, dental, pharmaceutical, or vision benefit plans of Parent, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Merger Effective Time and (ii) ensure that such medical, dental, pharmaceutical, or vision benefit plans (other than any flexible spending account plan) provide full credit for any amounts credited under comparable RESN plans prior to the Merger Effective time for purposes of satisfying the applicable deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents under a new comparable plan providing coverage to such Continuing Employee after the Merger Effective Time. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Merger Effective Time will be credited to such Continuing Employee following the Merger Effective Time, and will be available for use pursuant to the terms of Parent’s and its subsidiaries’ vacation policy as in effect from time to time.
Finally, notwithstanding anything to the contrary set forth in the Merger Agreement, Section 7.04 of the Merger Agreement, as described in the foregoing paragraphs, will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective subsidiaries to terminate any Continuing Employee for any reason; (ii) create rights in any Continuing Employee requiring Parent, the Surviving Corporation or any of their respective subsidiaries to continue any employee plan or prevent the amendment, modification or termination thereof after the Merger Effective Time; (iii) create any other third party beneficiary rights in any person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.
Indemnification and Insurance.   The Merger Agreement provides that, for six years from and after the Merger Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each person who is now or was prior to the Merger Effective Time an officer or director of RESN or its subsidiaries and each person who is now or was prior to the Merger Effective Time an officer, director or employee of RESN or its subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of RESN or its subsidiaries (the “Indemnified Persons”) in connection with any pending or threatened legal proceeding arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that RESN or any of its subsidiaries, as the case may be, would have been required under applicable law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent required under applicable law).
The Merger Agreement provides that for a period of not less than six years from the Merger Effective Time, Parent will cause the Surviving Corporation and each of its subsidiaries to (i) maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Surviving Corporation’s and its subsidiaries’ former and current officers, directors and employees that are no less favorable to the Indemnified Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of RESN or such subsidiary, as applicable, in each case, as of the date of the Merger Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Indemnified Persons thereunder, in each case, except as required by law.
The Merger Agreement further provides that prior to the Merger Effective Time, RESN shall, and for six years after the Merger Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide directors’ and officers’ liability, fiduciary liability and similar insurance in respect of acts or omissions occurring prior to the Merger Effective Time covering each Indemnified Person covered as of the date of the Merger Agreement by RESN’s D&O insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA. At any time the Surviving Corporation may, and prior to the Offer Acceptance Time, RESN may, with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Merger Effective Time, and upon the purchase of such insurance the Surviving Corporation’s obligations pursuant to the first sentence of this paragraph shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant thereto.

In no event will the Surviving Corporation be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum RESN paid in its last full fiscal year, which amount RESN has disclosed to Parent prior to the date of the Merger Agreement.
The Merger Agreement also provides that if Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then Parent must use commercially reasonable efforts to ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, will assume the obligations described above.
Conditions of the Offer.   See Section 15 — “Conditions of the Offer.”
Conditions to the Merger.   The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Merger Effective Time:
•
No governmental authority of competent jurisdiction in any jurisdiction in which Parent, Purchaser, RESN or their respective subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable law or judgment, temporary restraining order, preliminary or permanent injunction or other order that makes illegal, restrains or prohibits the consummation of the Merger; and

•
Purchaser or its permitted assignee has accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Termination.   The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Offer Acceptance Time (except to the extent expressly provided below):
(i)
by mutual written consent of Parent and RESN;

(ii)
by either RESN or Parent, if:

a.
the Offer Acceptance Time has not occurred on or prior to 5:00 p.m. Pacific Time on June 14, 2022 (the “End Date”), subject to the following qualifications:

(1)
if on such date, the HSR Condition shall not have been satisfied or waived, but all other conditions to the Offer have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing date of the Merger Agreement, provided that such conditions are capable of being satisfied), then the End Date will be automatically extended to and including August 14, 2022; and

(2)
such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill an obligation under the Merger Agreement is the substantial or primary cause of the non-satisfaction of, or resulted in, the (i) non-satisfaction of any conditions to the Offer prior to the End Date or (ii) failure of the Offer Acceptance Time to occur prior to the End Date.

b.
the Offer (as may be extended in accordance with the Merger Agreement) has expired as a result of the non-satisfaction of a condition to the Offer, in a circumstance where Purchaser has no further obligation to extend the Offer, without any Shares tendered in the Offer having been purchased; provided, however, that a party cannot so terminate the Merger Agreement if such party’s failure to fulfill an obligation under the Merger Agreement is the substantial or primary cause of the non-satisfaction of any conditions to the Offer or the termination or withdrawal of the Offer;

c.
a governmental authority of competent jurisdiction in any jurisdiction in which Parent, Purchaser, RESN or their respective subsidiaries, taken as a whole, have material business operations has enacted, issued, promulgated, enforced or entered any applicable law, rule, regulation, executive order or decree, judgment, injunction, ruling, writ, determination, or other order, whether temporary, preliminary or permanent (an “Order”) (i) makes illegal, restrains or prohibits acceptance for payment of, or payment for, the Shares pursuant to the

Offer or consummation of the Merger, or (ii) enjoins Purchaser from accepting for payment, or paying for, the Shares pursuant to the Offer or Parent and RESN from consummating the Merger, and, in each case, such law or Order shall have become final and non-appealable;
(iii)
by Parent if:

a.
there is an inaccuracy of any representation or warranty contained in the Merger Agreement or breach of any covenant or obligation in the Merger Agreement on the part of RESN such that the events described in paragraphs “(iii)(c)” or “(iii)(d)” of Section 15 — “Conditions of the Offer” shall have occurred; provided that if such inaccuracy or breach is capable of being cured by RESN by the earlier of the End Date and the date that is 30 business days from the date Parent gives RESN written notice thereof, Parent may not terminate the Merger Agreement pursuant to this paragraph (i) prior to such earlier date if RESN is taking reasonable efforts to cure such inaccuracy of breach or (ii) following such date, if such inaccuracy or breach is cured at or prior to such date; provided, further, that Parent may not so terminate the Merger Agreement if there is a breach, inaccuracy or failure such that RESN would have the right to terminate the Merger Agreement as described in clause (iv)(a) below of this subsection (but for any required notice or cure period associated with such termination right); or

b.
(i) the RESN Board or any committee thereof made a Change in Recommendation; (ii) the RESN Board failed to publicly reconfirm its recommendation of the Merger Agreement (without any conditions attached thereto) or failed to recommend that RESN stockholders reject any publicly announced tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within five business days after the commencement thereof or public announcement or public notice of an Acquisition Proposal from a third party after written request from Parent to do so unless a Change in Recommendation is permitted under the Merger Agreement, or (iii) RESN failed to include the RESN Board’s recommendation in the Schedule 14D-9 or permit Parent to include its recommendation in the Offer Documents;

(iv)
by RESN:

a.
if there is an inaccuracy of any representation or warranty in the Merger Agreement or breach of any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser, in either case that would reasonably be expected to be materially adverse to Parent’s or Purchaser’s ability to purchase and pay for the Shares (assuming they are validly tendered and not withdrawn); provided that if such breach or failure is capable of being cured by Parent or Purchaser, as applicable, by the earlier of: (i) the End Date, (ii) the date that is 30 business days from the date RESN gives Parent written notice of such breach or failure to perform; then RESN may not terminate the Merger Agreement pursuant to this paragraph (x) prior to such earlier date if Parent and Purchaser are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date; provided, further, that RESN may not so terminate the Merger Agreement if there is a breach, inaccuracy or failure such that Parent would have the right to terminate the Merger Agreement as described above in clause (iii)(a) of this subsection (but for any required notice or cure period associated with such termination right);

b.
in order to accept a Superior Proposal and if immediately prior to or concurrently with such termination, RESN enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal; provided that RESN has complied with the requirements set forth in the Merger Agreement described in Section 13 — “The Transaction Documents — The Merger Agreement — No Solicitation” with respect to such Superior Proposal and concurrently with such termination, RESN has paid $11,200,000 (the “RESN Termination Fee”) to Parent; or

c.
if, promptly following the Expiration Date, Purchaser shall have failed to accept for payment Shares validly tendered (and not validly withdrawn) pursuant to the Offer after the satisfaction or, to the extent waivable by Parent or Purchaser, waiver by Parent or Purchaser of each of the conditions to the Offer, which are described in Section 15 — “Conditions of the Offer.”
Termination Fee.   In the event that:
(i)
any one of the following events occurs:

1.
the Merger Agreement is terminated by Parent or RESN pursuant to clauses (ii)(a) or (ii)(b) of the Subsection titled “— Termination” above or by Parent pursuant to clause (iii)(a) of the Subsection titled “— Termination” above (other than in connection with a breach by RESN of any of its non-solicitation covenants under the Merger Agreement), and (A) a third party has publicly announced an Acquisition Proposal after the date of the Merger Agreement and prior to such termination and (B) within 12 months of such termination, RESN shall have (x) entered into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated or (y) an Acquisition Proposal is consummated (provided that for purposes of this clause (i)(1) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50.01%”),

2.
the Merger Agreement is terminated by Parent in accordance with (A) clause (iii)(a) of the Subsection titled “— Termination” above in connection with a breach by RESN of any of its non-solicitation covenants under the Merger Agreement or (B) clause (iii)(b) of the Subsection titled “— Termination” above; or

3.
the Merger Agreement is terminated by RESN in accordance with clause (iv)(b) of the Subsection titled “— Termination” above;

then, in any such event, RESN shall pay Parent the RESN Termination Fee (less, if applicable, the amount of expenses previously paid by RESN to Parent pursuant to paragraph (iii) of this subsection), which amount shall be payable by wire transfer of immediately available funds. The RESN Termination Fee shall be paid (x) in the circumstances described in clause (1) above, promptly (but in no event later than two business days) following the first to occur of the events giving rise to the obligation to make such payment, (y) in the circumstances described in clause (2) above, promptly (but in no event later than two business days) following the termination of the Merger Agreement and (z) in the circumstances described in clause (3) above, concurrently with and as a condition to the termination of the Merger Agreement. In no event shall RESN be obligated to pay, or cause to be paid, the RESN Termination Fee on more than one occasion.
(ii)
the Merger Agreement is terminated by Parent pursuant to (1) clause (ii)(b) of the Subsection titled “— Termination” above (provided that as of such termination, the Minimum Condition has not been satisfied but all other conditions to the Offer have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing date of the Merger Agreement, provided that such conditions are capable of being satisfied)) or (2) paragraph (iii)(a) of the Subsection titled “— Termination” above, and, in each case, as of such time of such termination by Parent, there was no inaccuracy in Parent’s or Purchaser’s representations in the Merger Agreement, or a breach by Parent or Purchaser of their respective covenants in the Merger Agreement, in either case that would reasonably be expected to be materially adverse to Parent’s or Purchaser’s ability to purchase and pay for the Shares (assuming all Shares were validly tendered and not withdrawn pursuant to the Offer), then RESN shall pay to Parent (by wire transfer of immediately available funds), within five business days of RESN’s receipt of a detailed written itemization of Parent’s costs and expenses, the costs and expenses incurred by Parent and/or Purchaser on or prior to the termination of the Merger Agreement in connection with the transactions contemplated thereby (including all antitrust filing fees, including the filing fee under the HSR Act); provided, however, that in no event shall the total costs and expenses to be paid by RESN to Parent pursuant to this paragraph exceed $3,000,000.

(iii)
in the event that (i) the Merger Agreement is terminated by Parent or pursuant to paragraph (ii) of the Subsection titled “— Termination” above, (ii) at the time of such termination of the Merger Agreement, (A) the HSR Condition has not been satisfied (provided that all other conditions to the Offer have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing date of the Merger Agreement, provided that such conditions are capable of being satisfied)), or (B) any Order has been issued by a governmental authority relating to the HSR Act or antitrust laws that has not been finally resolved, and (iii) the failure of the HSR Condition to be satisfied did not result from any breach by RESN of any covenant or obligation set forth in the Merger Agreement, Parent shall pay to RESN $15,000,000 (the “Parent Termination Fee”), promptly (but in no event later than two business days) following the termination of the Merger Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by RESN.
Fees and Expenses.   Except as specifically provided for in the Merger Agreement, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such expenses.
Amendment and Waiver.   Prior to the consummation of the Offer, the Merger Agreement may be amended with the approval of the respective boards of directors of RESN and Parent at any time; provided, that, in the event that the Merger Agreement has been adopted by the stockholders of RESN in accordance with Delaware law, no amendment shall be made to the Merger Agreement that requires the approval of the stockholders of RESN under Delaware law or the rules of the Nasdaq Stock Market LLC, without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. Parent and Purchaser, on the one hand, and RESN, on the other hand, may (i) waive any inaccuracy in the representations and warranties under the Merger Agreement or, except for the Minimum Condition, compliance with any agreement in the Merger Agreement or (ii) extend the time for performance of any obligation or other act of any other party, if such waiver or extension is in writing and is signed by such party.
The Confidentiality Agreement.
On January 11, 2022, Murata and RESN entered into the Confidentiality Agreement in connection with Murata’s consideration of a possible transaction with or involving RESN. Under the Confidentiality Agreement, Parent and RESN agreed that each may disclose its non-public information to the other party solely for the purpose of exploring a possible negotiated transaction. RESN and Parent agreed not to use the confidential information disclosed to them by the other party for its own use or for any purpose except to evaluate, negotiate, pursue and/or consummate a potential transaction.
The parties further agreed to not share the information obtained pursuant to the Confidentiality Agreement with third parties, except with their representatives and as required by law. Pursuant to the Confidentiality Agreement, Parent and RESN will be liable for any breach of the Confidentiality Agreement by their respective representatives and must each advise its representatives not to make any unauthorized use or disclosure of any of the other party’s confidential information.
Murata also agreed to a customary standstill provision, prohibiting it from taking certain actions with regard to RESN upon receipt of confidential information, including the making of any offer or proposal for the acquisition of RESN’s voting securities and soliciting any proxies with respect to the voting of RESN’s shares. In addition, Murata agreed to refrain from recruiting or soliciting for hire certain employees of RESN.
The foregoing summary description of the Confidentiality Agreement does not purport to be a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as an exhibit to the Schedule TO.
14.   Dividends and Distributions.
As discussed in Section 13 — “The Transaction Documents — The Merger Agreement — Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, RESN has agreed that it will not (i) (1) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made to RESN by any of its subsidiaries) or enter into an agreement with respect to the voting of its capital stock or (2) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, or authorize or agree to do any of the foregoing, directly or indirectly, any of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, except (A) in accordance with agreements evidencing RESN Options or RESN RSUs or (B) tax withholdings and exercise price settlements upon the exercise of RESN Options or vesting of RESN RSUs; or (ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of RESN or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any RESN RSUs, RESN Options or voting securities), of RESN or any of its subsidiaries (except that RESN may issue Shares upon the exercise of RESN Options or vesting of RESN RSUs outstanding as of the date of the Merger Agreement or in accordance with their respective terms in effect as of the date of the Merger Agreement).
15.   Conditions of the Offer.
Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares if immediately prior to the expiration of the Offer:
(i)
the Minimum Condition is not satisfied;

(ii)
any applicable waiting period with respect to the purchase of Shares pursuant to the Offer under the HSR Act has not expired or been terminated;

(iii)
any of the following conditions exist:

a.
any governmental authority of competent jurisdiction in any jurisdiction in which Parent, Purchaser, RESN or their respective subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order which is then in effect and makes illegal, restrains or prohibits the consummation of the Offer or the Merger;

b.
any change, event, violation, occurrence, condition, circumstance, development, state of facts, change or effect since the date of the Merger Agreement shall have occurred that has had a Material Adverse Effect (as defined below);

c.	(1)	the representations and warranties of RESN set forth in Section 4.01(a) (Organization and Qualification), the first two sentences of Section 4.01(b) (Company Subsidiaries), Section 4.03(e)(ii) (Capitalization — outstanding capital stock), Section 4.04(b) (Authority Relevant to this Agreement — board resolution), Section 4.20 (Takeover Laws) or Section 4.29 (Opinion of Financial Advisor) of the Merger Agreement, (x) that are qualified by materiality or Material Adverse Effect are not true and correct in all respects as of the date the Merger Agreement or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) or (y) that are not qualified by materiality or Material Adverse Effect are not true and correct in all material respects as of the Merger Agreement or are not true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);
(2)
the representations and warranties of RESN set forth in the last sentence of Section 4.01(b) (company subsidiaries), Section 4.03(a) (preferred stock), Section 4.03(b)(i) and (iv) – (vi) (company Shares and RSUs), Section 4.03(c) (outstanding securities and convertible securities), Section 4.03(d) (authorization of issued shares) or Section 4.03(e)(i) (outstanding contractual obligations) of the Merger Agreement are not true and correct other than for de minimis inaccuracies as of the date of the Merger Agreement or are not be true and correct other than for de minimis inaccuracies as of the expiration of the

Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);
(3)
the representations and warranties of RESN set forth in Section 4.08(b)(i) (Material Adverse Effect) of the Merger Agreement are not true and correct in all respects;

(4)
the representations and warranties of RESN as set forth in the Merger Agreement (other than the representations referred to in foregoing clauses (1) through (3)) (without giving effect to any qualification as to materiality or Material Adverse Effect (as defined below) contained therein) are not true and correct as of the date of the Merger Agreement or are not true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (4), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

d.
RESN has not performed or complied in all material respects with all of the covenants, obligations and agreements required to be performed and complied with by it under the Merger Agreement at or immediately prior to the expiration of the Offer and such failure has not been cured;

e.
RESN does not furnish Parent with a certificate, executed by RESN’s chairman of the board of directors or its chief executive officer or such other officer serving in such capacity, to the effect that the conditions set forth in paragraphs (b), (c), and (d) above shall have been satisfied; or

f.
the Merger Agreement has been terminated in accordance with its terms.

For purposes of the Merger Agreement, a change, event, violation, occurrence, condition, circumstance, development, state of facts, change or effect (each, an “Effect”) shall be deemed to have a “Material Adverse Effect” on RESN and its subsidiaries, taken as a whole, if such Effect, individually or when taken together with all other Effects that exist, has had or would be reasonably likely to have a material adverse effect on the business, financial condition, assets, properties or results of operations of RESN and its subsidiaries, taken as a whole; provided, however, that, none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect on RESN or its subsidiaries:
(i)
changes in the economy generally or other general business, financial, political or market conditions, including any suspension of trading in securities generally on any securities exchange or over-the-counter market operated in the United States or any other country or region of the world;

(ii)
changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)
changes in conditions in the industries (including, for the avoidance of doubt, the radio-frequency filter industry) in which RESN and its subsidiaries generally conduct business;

(iv)
changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)
any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), terrorism or military actions (including any escalation or general worsening thereof) in the United States or any other country or region in the world;

(vi)
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, national or international calamity, weather conditions, epidemics or pandemics (including COVID-19 or COVID-19 measures) or other force majeure events in the United States or any other country or region in the world;
(vii)
the execution or announcement of the Merger Agreement (other than any announcement by RESN, any of its affiliates or any of its or their respective directors, officers or other representatives that is not in compliance with the Merger Agreement) or the pendency of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of RESN and its subsidiaries with employees, suppliers, customers, partners, vendors, governmental authorities or any other third person or any actions taken or threatened to be taken by any employees, suppliers, customers, business partners, vendors or any other third person (including governmental authorities) (provided that the exception in this clause (vii) shall not apply to any representation or warranty contained in Section 4.05 of the Merger Agreement (No Conflict; Required Filings and Consents) and the condition to the Offer set forth in Section 15(iii)(c)(4) above solely as such condition relates to such representation or warranty);

(viii)
the compliance by any party with the terms of the Merger Agreement (other than the affirmative covenants), including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement (other than the affirmative covenants), or the failure of RESN to take any action that it is specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent unreasonably withholds its consent thereto after a written request therefor pursuant to the affirmative covenant provisions of the Merger Agreement;

(ix)
changes or proposed changes in GAAP or other applicable accounting standards after the date of the Merger Agreement, or any compliance with, or action taken after the date of the Merger Agreement for the purpose of complying with, any law or GAAP (or the enforcement or interpretation of any of the foregoing (and including any action taken or not taken as required by any law or governmental authority to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19)));

(x)
changes in the price or trading volume of RESN’s common stock, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(xi)
any failure, in and of itself, by RESN and its subsidiaries to meet (A) any public estimates or expectations of RESN’s revenue, earnings or other financial performance metrics or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance metrics or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(xii)
any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement and the transactions contemplated thereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure (provided that any facts regarding the business, financial condition, assets, properties or results of operations of RESN and its subsidiaries shall not be excluded by the exception in this clause (xii) merely because they are raised or asserted in any such litigation); and

(xiii)
the identity of, or any facts or circumstances relating to, Parent, Purchaser, or the respective affiliates of the foregoing, or the respective financing sources of or investors in the foregoing;

provided, that (A) any Effect described in any of clauses (i)-(vi) and (ix) above may be taken into account to the extent that such Effect has had a materially disproportionate adverse effect on RESN relative to other companies of similar size operating in the industries in which RESN and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred and (B) in no event shall any inquiry or investigation by any governmental authority of competent jurisdiction that could lead to Purchaser being notified that the

President of the United States has suspended or prohibited the transactions contemplated by the Merger Agreement in accordance with 31 C.F.R. § 800.508(b)(1) (a “National Security Order”), or the issuance of any such order, be taken into account when determining whether there has been a Material Adverse Effect, other than any such order, inquiry or investigation resulting from RESN’s or its subsidiaries’ fraud or actually knowing misrepresentation in the making of the representation in Section 4.05(c) (Required Filings and Consents) of the Merger Agreement.
16.   Certain Legal Matters; Regulatory Approvals.
General.   Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by RESN with the SEC and other publicly available information concerning RESN, we are not aware of any governmental license or regulatory permit that appears to be material to RESN’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought or taken. Except as described under in the Subsection below titled — “Antitrust Compliance,” we have no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to RESN’s business or certain parts of RESN’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without purchasing any Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 — “Conditions of the Offer.”
State Takeover Laws.   A number of states (including Delaware) have adopted laws and regulations that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in, such states. RESN conducts business in a number of states throughout the United States, some of which may have enacted such laws. RESN is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. RESN has represented to us and Parent that it has taken all required actions such that the restrictions on business combinations contained in any anti-takeover laws and regulations of any governmental entity, including Section 203 of the DGCL, will not apply to the execution, delivery and performance of the Merger Agreement and to the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.
If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions of the Offer.”
Antitrust Compliance.   Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless specified information and documentary material (“Premerger Notification and Report Forms”) have been filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration of the waiting period, discussed below, following the filing by Parent and Purchaser, of a Premerger Notification and Report Form.
Parent intends to file a Premerger Notification and Report Form under the HSR Act with the Antitrust Division and the FTC in accordance with the terms of the Merger Agreement. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. on the 15th calendar day from the time of the filing of the Premerger Notification and Report Form by Parent (unless earlier terminated by the FTC and the Antitrust Division). Parent and RESN may agree to modify the timing of their Premerger Notification and Report Form filing to the extent that they mutually agree that doing so may expedite review by the FTC and the Antitrust Division. The Antitrust Division or the FTC may extend the waiting period by determining that an investigation is required and asking Parent to voluntarily withdraw and refile the Premerger Notification and Report Form to allow a second 15-day period, or by requesting additional information or documentary material relevant to the Offer from Parent (a “Second Request”). If a Second Request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, 10 calendar days after the date of Parent’s substantial compliance with that request (unless earlier terminated by the FTC and the Antitrust Division). Only one extension of the waiting period pursuant to a Second Request is authorized by HSR Act rules. Thereafter, the waiting period can be extended only by court order or with Parent’s consent. Although RESN is also required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither RESN’s failure to make its filing nor its failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If either 15-day or 10-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m., Eastern Time, the next day that is not a Saturday, Sunday or legal public holiday.
The Antitrust Division and the FTC routinely evaluate the legality under the United States antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of Parent’s or RESN’s assets or any of their respective subsidiaries and affiliates. Private parties and state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. If any such action is commenced by the FTC, the Antitrust Division, any state or any other person and an order is issued prohibiting the consummation of the Offer, we may not be obligated to consummate the Offer. See Section 15 — “Conditions of the Offer.”
If any condition to the Offer, including the HSR Condition, is not satisfied or waived on any scheduled Expiration Date, we will extend the Offer for successive periods of up to 10 business days per extension until all of the conditions, including the HSR Condition, are satisfied or waived. In addition, we will extend the Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the SEC or its staff. However, we do not have an obligation to extend the Offer beyond the End Date.
Parent and RESN and certain of their subsidiaries conduct business in several countries outside of the United States. Other competition agencies with jurisdiction over the transactions could also initiate action to challenge or block the transactions. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under applicable antitrust laws challenging or seeking to enjoin the transactions before the transactions are consummated. Neither Parent nor RESN can be sure that a challenge to the transactions will not be made or that, if a challenge is made, that Parent and/or RESN, as applicable, will prevail.
Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that RESN will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of RESN. As soon as practicable following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and RESN will take all necessary and appropriate action to effect the Merger without a meeting of stockholders of RESN in accordance with Section 251(h) of the DGCL.
17.   Fees and Expenses.
Mizuho is acting as financial advisor to Parent in connection with the acquisition of RESN, for which services Mizuho will receive customary compensation. Mizuho also will be reimbursed for reasonable out-of-pocket expenses incurred by it, including reasonable fees and expenses of outside legal counsel, and Mizuho and its respective related persons will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Mizuho and its respective affiliates may actively trade or hold the securities of Parent and RESN for their own account or for the account of their customers and accordingly, may at any time hold a long or short position in those securities.
We have retained D.F. King & Co., Inc., to act as the Information Agent and Computershare Trust Company, N.A., to act as the Depositary & Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary & Paying Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.
Other than as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
18.   Miscellaneous.
We are making the Offer to all holders of Shares. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute, or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute or have such statute declared inapplicable to the Offer, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
No person has been authorized to give any information or make any representation on behalf of Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments to our Schedule TO. In addition, RESN will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits thereto, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8 — “Certain Information Concerning RESN.”
PJ COSMOS ACQUISITION COMPANY, INC.
February 28, 2022

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The business address of Norio Nakajima, Satoshi Sonoda and Masanori Minamide is 10-1, Higashikotari 1-chrome, Nagaokakyo-shi, Kyoto 617-8555, Japan and the business address of each other director or officer is 2200 Lake Park Drive, Smyrna, Georgia 20080. All directors and executive officers listed below are United States citizens, except for Norio Nakajima, Satoshi Sonoda, Masanori Minamide and Kohei Tominaga, who are Japanese citizens, and David Kirk, who is a citizen of the United Kingdom. Directors are identified by an asterisk.
Name	Current Principal Occupation or Employment and 5-Year Employment History
Norio Nakajima*	Mr. Nakajima has served as Director since 2020. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Murata Power Solutions, Inc from 2015 to 2020.
Satoshi Sonoda*	Mr. Sonoda has served as Director since 2015. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Murata Electronics Trading México, S. A. de C. V. since 2015.
David M. Kirk*	Mr. Kirk has served as Director and President & CEO since 2011. He has also served in various other positions at Murata and its subsidiaries, including as a Director and President of Murata Electronics Trading México, S. A. de C. V. since 2011. Prior to that, he served as President & CEO for RF Monolithics, Inc. since 1999.
Masanori Minamide*	Mr. Minamide has served as Director since 2021. He has also served in various other positions at Murata and its subsidiaries, including as a Director of pSemi Corporation since 2021.
Steven Geoffrey (Geoff Brock)	Mr. Brock has served as VP, Connectivity Business Unit since 2021. Prior to that, he served as VP, Business Development from 2018 to 2021.
Norwood E. Wilder (Woody Wilder)	Mr. Wilder has served as VP, Mobility Business Unit since 2021. Prior to that, he served as VP, North America Sales from 2018 to 2021.
Jeffrey A. Gregus (Jeff Gregus)	Mr. Gregus has served as VP, Operations since 2018. Prior to that, he served as Director of Operations from 2012 to 2018.
Mehul K. Udani	Mr. Udani has served as VP, Corporate Technology and Innovation since 2021. Prior to that, he served as Sr. Director, Strategic Marketing from 2019 to 2021.
Michael D. Ingram (Mike Ingram)	Mr. Ingram has served as VP, Mass Market Business Unit since 2021. Prior to that, he served as Sr. Director, Mass Market Sales from 2019 to 2021.
Kohei Tominaga	Mr. Tominaga has served as Treasurer since 2020. He has also served in various other positions at Murata’s subsidiaries, including as a Treasurer of Murata Electronics Trading México, S. A. de C. V. since 2019.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser or its affiliates. The business address of each director and officer is 10-1, Higashikotari 1-chrome, Nagaokakyo-shi, Kyoto 617-8555, Japan. All directors and executive officers listed below are Japanese citizens. Directors are identified by an asterisk.
Name	Current Principal Occupation or Employment and 5-Year Employment History
Masanori Minamide*	Mr. Minamide has served as Director since 2022. He has also served in various other positions at Murata and its subsidiaries, including as a Director of pSemi Corporation since 2021.
Fumiyuki Suchi	Mr. Suchi has served as Secretary since 2022. He has also served in Murata as the General Manager of Corporate Strategy Department since 2021.

DIRECTORS AND EXECUTIVE OFFICERS OF MURATA
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Murata are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Murata or its affiliates. The business address of each director and officer is 10-1, Higashikotari 1-chrome, Nagaokakyo-shi, Kyoto 617-8555, Japan. All directors and executive officers listed below are Japanese citizens. Directors are identified by an asterisk.
Name	Current Principal Occupation or Employment and 5-Year Employment History
Tsuneo Murata	Mr. Murata has served as Chairman of the Board since 2020. He had also served in various other positions at Murata and its subsidiaries, including as a Director of Parent from 1995 to 2020.
Norio Nakajima	Mr. Nakajima has served as President since 2020. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Murata Power Solutions, Inc from 2015 to 2020.
Hiroshi Iwatsubo	Mr. Iwatsubo has served as Senior Executive Vice President and Board Member since 2020. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Murata Vios, Inc. since 2018.
Satoshi Sonoda	Mr. Sonoda has served as Executive Vice President since 2015. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Murata Electronics Trading México, S. A. de C. V. since 2015.
Masahiro Ishitani	Mr. Ishitani has served as Executive Vice President and Board Member since 2020. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Fukui Murata Manufacturing Co., Ltd. since 2016.
Kenichi Mizuno	Mr. Mizuno has served as Executive Vice President since 2021. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Murata Electronics (Malaysia) Sdn. Bhd. since 2020.
Ryuji Miyamoto	Mr. Miyamoto has served as Executive Vice President and Board Member since 2019. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Murata (China) Investment Co., Ltd. since 2021.
Masanori Minamide	Mr. Minamide has served as Executive Vice President and Board Member since 2019. He has also served in various other positions at Murata and its subsidiaries, including as a Director of pSemi Corporation since 2021.
Nagato Omori	Mr. Omori has served as Senior Vice President since 2019. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Fukui Murata Manufacturing Co., Ltd.

Name	Current Principal Occupation or Employment and 5-Year Employment History
since 2020.
Ken Tonegawa	Mr. Tonegawa has served as Senior Vice President since 2019. He has also served in various other positions at Murata and its subsidiaries, including as a Director of Tohoku Murata Manufacturing Co., Ltd. since 2020.
Toshikazu Sasaki	Mr. Sasaki has served as Vice President since 2016. He has also served in various other positions at Murata and its subsidiaries, including as a President of Okayama Murata Mfg. Co., Ltd. since 2021.
Shinji Nomura	Mr. Nomura has served as Vice President since 2017. He has also served in various other positions at Murata and its subsidiaries, including as a President of Fukui Murata Manufacturing Co., Ltd. since 2021.
Takaharu Sakai	Mr. Sakai has served as Vice President since 2017. He has also served as a Director of Quality Assurance Group since 2020.
Noriyuki Kubodera	Mr. Kubodera has served as Vice President since 2017. He has also served as a Director of Corporate Technology & Business Development Unit since 2014.
Toshihiko Okamoto	Mr. Okamoto has served as Vice President since 2018. He has also served as a Director of Business Engineering & Information System Group since 2018.
Yoshitaka Tanino	Mr. Tanino has served as Vice President since 2019. He had also served in various other positions at Murata and its subsidiaries, including as a Director of Murata Business Engineering (India) Private Limited from 2017 to 2019.
Kohei Miyao	Mr. Miyao has served as Vice President since 2021. He has also served as a Director of Procurement Division since 2021.
Masamichi Ando	Mr. Ando has served as Vice President since 2021. He has also served in various other positions at Murata and its subsidiaries, including as a Director of PIECLEX Co., Ltd. since 2020.
Takashi Shigematsu	Mr. Shigematsu has served as Outside Director, Board Member since 2015. He has also served as Outside Director, Audit & Supervisory Committee Member of Bando Chemical Industries, Ltd. since 2015, and Outside Director of Ashimori Industry Co., Ltd. since 2019.
Yuko Yasuda	Ms. Yasuda has served as Outside Director, Board Member since 2020. She has also served as a Senior Partner of Board Advisors Japan, Inc. since 2020, and Outside Director of Nippon Suisan Kaisha, Ltd. since 2020.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Yoshiro Ozawa	Mr. Ozawa has served as Board Member, Audit and Supervisory Committee Member since 2018. He had also served as a Director of Administration Group from 2017 to 2018.
Hyo Kambayashi	Mr. Kambayashi has served as Outside Director, Board Member and Audit and Supervisory Committee Member since 2018. He has also served as a Chairman and Senior Managing Director of Protiviti LLC since 2016.
Takatoshi Yamamoto	Mr. Yamamoto has served as Outside Director, Board Member and Audit and Supervisory Committee Member since 2020. He has also served Outside Director of Hitachi, Ltd. since 2016.
Naoko Munakata	Ms. Munakata has served as Outside Director, Board Member and Audit and Supervisory Committee Member since 2020. She has also served as Advisor of The Dai-ichi Life Research Institute Inc. since 2019.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary & Paying Agent at one of the addresses set forth below:
The Depositary & Paying Agent for the Offer is:
Computershare Trust Company, N.A.
If delivering by Registered & Overnight Mail:	If delivering by First Class Mail:
Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011
If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its telephone number and e-mail address set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.,
48 Wall Street
New York, New York 10005
Shareholders Call (Toll-Free): (800) 676-7437
Banks and Brokers Call: (212) 269-5550
By Email: RESN@dfking.com